Execution Version

AGREEMENT AND PLAN OF MERGER dated as of MAY 3, 2019 by and among MERITOR, INC., JANUS MERGER SUB, LLC, CAX PARENT, LLC and THE HOLDER REPRESENTATIVE (AS DEFINED HEREIN)

TABLE OF CONTENTS

		Page
Article I. CERTAIN DEFINITIONS		1

1.1	Definitions	1
1.2	Construction	14
1.3	Knowledge	15

Article II. THE MERGER; CLOSING		15

2.1	The Merger	15
2.2	Effects of the Merger	15
2.3	Closing; Effective Time	15
2.4	Certificate of Formation; Limited Liability Company Agreement	15
2.5	Managers and Officers of the Surviving Company	16

Article III. MERGER CONSIDERATION; EFFECTS OF THE MERGER ON THE COMPANY UNITS AND OPTIONS		16

3.1	Conversion of Company Units and Options	16
3.2	Payment	17
3.3	Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Unpaid Company Transaction Expenses	18
3.4	Adjustment Amount	19
3.5	Holder Representative Expenses	21
3.6	Exchange Agent	21
3.7	Withholding	22

Article IV. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		22

4.1	Corporate Organization of the Company	22
4.2	Subsidiaries	22
4.3	Due Authorization	23
4.4	No Conflict	23
4.5	Governmental Authorities; Consents	23
4.6	Capitalization of the Company	24
4.7	Capitalization of Subsidiaries	24
4.8	Financial Statements	24
4.9	Undisclosed Liabilities	25
4.10	Litigation and Proceedings	25
4.11	Legal Compliance	25
4.12	Contracts; No Defaults	26
4.13	Company Benefit Plans	27
4.14	Labor Relations	29
4.15	Taxes	31
4.16	Brokers’ Fees	33
4.17	Insurance	33
4.18	Customers and Suppliers	33

i

4.19	Machinery, Equipment and Other Tangible Personal Property; Sufficiency of Assets	34
4.20	Real Property	35
4.21	Intellectual Property	36
4.22	Environmental Matters	38
4.23	Government Contracts	39
4.24	Absence of Changes	40
4.25	Affiliate Matters	42
4.26	Data Security	42
4.27	Product Liability; Product Warranty	43
4.28	Accounts Receivable; Accounts Payable	43
4.29	Pre-Closing EV Transfer	44
4.30	No Additional Representation or Warranties	44

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		44

5.1	Corporate Organization	44
5.2	Due Authorization	44
5.3	No Conflict	45
5.4	Litigation and Proceedings	45
5.5	Governmental Consent	45
5.6	No Prior Activities	45
5.7	Brokers’ Fees	46
5.8	Closing Payment	46
5.9	No Fraudulent Intent	46
5.10	No Outside Reliance	46
5.11	No Additional Representations or Warranties	46

Article VI. COVENANTS OF THE COMPANY		47

6.1	Conduct of Business	47
6.2	Inspection	47
6.3	HSR Act and Foreign Antitrust Approvals	48
6.4	Termination of Certain Agreements; Certain Actions in Respect of Options; Consents	48
6.5	Section 280(G) of the Code	48
6.6	No Solicitation of Transactions	49
6.7	Confidentiality	49
6.8	Preservation of Records	50
6.9	Delivery of Financial Statements	50

Article VII. COVENANTS OF BUYER		50

7.1	HSR Act and Other Government Approvals	50
7.2	Indemnification and Insurance	53
7.3	Employment Matters	54
7.4	Retention of Books and Records	55
7.5	Contact with Customers and Suppliers	55

Article VIII. JOINT COVENANTS		56

8.1	Support of Transaction	56
8.2	Escrow Agreement	56
8.3	Further Assurances	56
8.4	Notice of Events	56
8.5	Tax Matters	57

Article IX. CONDITIONS TO OBLIGATIONS		61

9.1	Conditions to Obligations of Buyer, Merger Sub and the Company	61
9.2	Conditions to Obligations of Buyer and Merger Sub	62
9.3	Conditions to the Obligations of the Company	62
9.4	Waiver of Conditions; Frustration of Conditions	63

Article X. TERMINATION/EFFECTIVENESS		63

10.1	Termination	63
10.2	Effect of Termination	64
10.3	Entitlement to Damages	64

Article XI. HOLDER REPRESENTATIVE		65

11.1	Designation and Replacement of Holder Representative	65
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	66

Article XII. Indemnification		67

12.1	Survival	67
12.2	Indemnification by Buyer	67
12.3	Indemnification from Indemnity Escrow Account	67
12.4	Certain Limitations	67
12.5	Indemnification Procedures	68
12.6	Manner of Payment	70
12.7	Tax Treatment for Indemnification Payments	70
12.8	Materiality	70
12.9	Computation of Indemnifiable Losses	71
12.10	R&W Policy	71
12.11	Indemnification Sole and Exclusive Remedy	71

Article XIII. MISCELLANEOUS		72

13.1	Waiver	72
13.2	Notices	73
13.3	Assignment	74
13.4	Rights of Third Parties	74
13.5	Expenses	74
13.6	Governing Law	75
13.7	Captions; Counterparts	75
13.8	Schedules and Annexes	75
13.9	Entire Agreement	75
13.10	Amendments	75
13.11	Publicity	75

13.12	Severability	76
13.13	Jurisdiction; Waiver of Jury Trial	76
13.14	Enforcement	77
13.15	Non-Recourse	77
13.16	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	78
13.17	Release	79

ANNEXES

Annex A – Form of Certificate of Merger
Annex B – Form of Letter of Transmittal
Annex C – Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 3, 2019, is entered into by and among Meritor, Inc., an Indiana corporation (“Buyer”), Janus Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), CAX Parent, LLC, a Delaware limited liability company (the “Company”), and Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership, solely in its capacity as the Holder Representative (as defined herein).

RECITALS

WHEREAS, the Board of Directors of Buyer, the sole member of Merger Sub and the Board of Managers of the Company have approved and declared advisable the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”);

WHEREAS, the Board of Directors of Buyer and the Board of Managers of the Company have determined that the Merger (defined below) is in the best interest of their stockholders or members, as applicable; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders (defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“AAA” has the meaning specified in Section 3.4(b).

“Accounting Principles” has the meaning specified in Section 3.4(a).

“Acquisition Proposal” means any proposed or actual (a) purchase, sale or other disposition of all or a material portion of the business or assets of the Company and its Subsidiaries taken as a whole (including through an asset sale, lease, merger or otherwise), other than (i) the sale of inventory or products to customers in the ordinary course of business and (ii) the Pre-Closing EV Transfer, or (b) any issuance, sale or other disposition of all or a material portion of the equity interests (including securities or instruments directly or indirectly convertible or exchangeable into equity) in the Company or any of its Subsidiaries.

“Act” has the meaning specified in the Recitals above.

“Action” means any claim, action, cause of action, demand, suit, audit, assessment or arbitration, or any proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, in each case, by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Adjustment Escrow Account” has the meaning specified in Section 3.2(d).

“Adjustment Escrow Amount” means an amount equal to $3,500,000.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.

“Aggregate Fully-Diluted Units” means the sum of (i) the aggregate number of Units held by all Pre-Closing Holders immediately prior to the Effective Time plus (ii) the aggregate number of Units issuable upon the exercise in full of all In the Money Options held by all Pre-Closing Holders immediately prior to the Effective Time.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of all In the Money Options held by all holders immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Agreement” has the meaning specified in Section 4.3.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, state attorneys general or the antitrust or competition Law Governmental Authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents, information or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including, but not limited to, any so-called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authorities.

“Audited Financial Statements” has the meaning specified in Section 4.8.

“Auditor” has the meaning specified in Section 3.4(b).

“Balance Sheet Date” means December 31, 2018.

“Business” means the businesses, activities and operations of the Company and its Subsidiaries, including the businesses, activities, and operations as to the research, development, manufacture, assembly, marketing, sale, distribution and export of, and the provision of after-sales service and support for, all products, components, assemblies, sub-assemblies, and technologies owned or licensed by the Company and its Subsidiaries, other than the EV Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Indemnitees” has the meaning specified in Section 12.3.

“Buyer Releasee” has the meaning specified in Section 13.17(b).

“Buyer Releasor” has the meaning specified in Section 13.17(a).

“Buyer Tax Return” has the meaning specified in Section 8.5(b).

“Cash” means, as of any date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with Section 3.4(a). Cash shall include all checks issued to the Company or any of its Subsidiaries, but not yet cashed as of such time, net of all “cut” but uncashed checks issued by the Company or any such Subsidiary that are outstanding as of such time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Unpaid Company Transaction Expenses” has the meaning specified in Section 3.4(a).

“Closing Statement” has the meaning specified in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration Amount” means the aggregate portion of the Merger Consideration allocable to the Common Units pursuant to Section 10(b)(ii) of the Company LLC Agreement.

“Common Units” means the Common Units, as defined in the Company LLC Agreement.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cure Period” has the meaning specified in Section 10.1(b)(i).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, and permissions primarily relating to any Intellectual Property, including Licensed Intellectual Property, to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than: (i) confidentiality and non-disclosure agreements; (ii) Contracts of the type described in Section 4.21(d); and (iii) in-bound licenses for Software that is commercially available to the public on standard terms.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, registered Domain Names, and registered Copyrights, and pending applications for any of the foregoing.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 19, 2019, as amended.

“Company Site Policy” has the meaning specified in Section 4.26(b).

“Company Sites” has the meaning specified in Section 4.26(b).

“Company Transaction Expenses” means the following fees and expenses of the Company or any of its Subsidiaries incurred at or prior to, and that remain unpaid as of, the Effective Time in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (excluding fees and expenses incurred by the Company or any of its Subsidiaries as a result of Contracts entered into by any Person following the Closing): (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors in connection with the transactions contemplated hereby, (b) any change in control, retention, incentive transaction bonuses or other similar amounts or benefits payable by the Company or any of its Subsidiaries to employees, officers, directors or other service providers as a result of the consummation of the transactions contemplated hereby and pursuant to arrangements established by the Company or any of its Subsidiaries prior to the Closing (including the employer portion of any payroll Tax required to be paid in connection therewith), (c) the fees and expenses contemplated by the last sentence of Section 6.3 and (d) fifty percent (50%) of the cost of the Run-Off Policy pursuant to Section 7.2(b); provided, however, that “Company Transaction Expenses” shall not include (i) any expense resulting from termination of employment or service after the Effective Time, (ii) any fees or expenses related to (A) any financing transaction effected by or on behalf of Buyer, (B) any Funded Debt or (C) fifty percent (50%) of all Transfer Taxes, (iii) any fees or expenses for which Buyer is responsible (other than under Section 3.2(d)) under this Agreement, (iv) any payments made in respect of In the Money Options, or (v) Holder Representative Expenses or any fees and expenses to be paid out of the Adjustment Escrow Account or the Indemnity Escrow Account.

“Company Warranty” has the meaning specified in Section 4.27.

“Confidentiality Agreement” has the meaning specified in Section 13.9.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Constituent Companies” has the meaning specified in Section 2.1(a).

“Continuing Employee” has the meaning specified in Section 7.3(a).

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, sales order or purchase order.

“Copyrights” means all copyrights and works of authorship, whether published or unpublished, and whether or not copyrightable, including all compilations and collective works, all mask works of any of the foregoing, all moral rights in any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing.

“Credit Agreement” means that certain Credit Agreement, dated as of April 10, 2017 and amended as of April 16, 2019, by and among CAX Parent LLC, CAX Intermediate, LLC, CAX Holdings, LLC, AxleTech International, LLC, AxleTech, LLC, the Lenders party thereto from time to time, MC Admin Co LLC, Wells Fargo Bank, National Association and MC Admin Co LLC.

“Covenant Expiration Date” has the meaning specified in Section 12.1(b).

“Damaged Options” has the meaning specified in Section 10.3(b).

“De Minimus Basket” has the meaning specified in Section 12.4(b).

“Deficit Amount” has the meaning specified in Section 3.4(e).

“Designated Person” has the meaning specified in Section 13.16(a).

“Determination Date” has the meaning specified in Section 3.4(b).

“Dispute Notice” has the meaning specified in Section 12.5(c).

“Domain Names” means all Internet domain names, web addresses, uniform resource locators (URLs), web addresses, websites, web pages, social media sites, social media pages, social media accounts and user names (including “handles”), and all registrations, applications for registration, and renewals of, any of the foregoing.

“Effective Time” has the meaning specified in Section 2.3.

“Environment” means the air (including ambient air, air within buildings, and air within other natural or man-made structures above or below ground), water (including water under or within land or in drains, culverts, ditches or sewers and coastal and inland waters), land (including land surface, subsurface strata and land under water) and any living organisms, plant life or eco-systems supported by such media.

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, judicial and administrative determinations and orders, common law, permits, rules, statutes, ordinances, common law, rules, codes, orders, guidance, judgment, decree or regulations relating (a) to the protection of the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata), Release of a Hazardous Material (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, safety of employees or the public or (b) the presence of, exposure to, or the management, manufacture, use, treatment, storage, recycling, processing, production, generation, reclamation, reuse, discharge, disposal, release, remediation or transportation of Hazardous Materials.

“Environmental Permits” means any and all licenses, permits, authorizations, certificates of authority and consents, required under applicable Environmental Laws.

“ERISA” has the meaning specified in Section 4.13(a).

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” has the meaning specified in Section 8.2.

“Estimated Closing Date Cash” has the meaning specified in Section 3.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Closing Date Unpaid Company Transaction Expenses” has the meaning specified in Section 3.3.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Excluded Damaged Option” has the meaning specified in Section 10.3(c).

“Existing Representation” has the meaning specified in Section 13.16(a).

“EV Business” means the EV Business, excluding the Excluded EV Product Lines, each as defined in the EV Closing Documents. For the avoidance of doubt, the definition of “EV Business” shall not be deemed to constitute part of the Business.

“EV Current Assets” means any current assets of the Company and its Subsidiaries that relate to goods and services being procured or rendered by the Company and its Subsidiaries in connection with performing their respective obligations under the Seller Party Manufacturing and Supply Agreements (as defined in the EV Closing Documents) for the benefit of the EV Buyer.

“EV Current Liabilities” means any current liabilities of the Company and its Subsidiaries that relate to obligations incurred under the Seller Party Manufacturing and Supply Agreements (as defined in the EV Closing Documents) for the benefit of the EV Buyer.

“EV Closing Documents” has the meaning specified in Section 4.29.

“EV Transferred Assets” means those assets transferred or licensed to the EV Buyer pursuant to the EV Closing Documents.

“Family Member” means as to any individual, any parent, spouse, child, spouse of a child, brother or sister of such individual, and each trust created for the benefit of one or more of such Persons if such individual is the trustee of such trust.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” has the meaning specified in Section 4.8.

“Fraud” means with respect to the Company or Buyer or Merger Sub, an actual and intentional fraud (as defined under Delaware Law as applied to Contracts) by such Party with respect to the making of representations and warranties contained in this Agreement by such Party.

“French Foreign Investment Filing” means the filing to be made with the French Ministry of Economy pursuant to articles L. 151-3 and R. 153-1 et seq. of the French Code monétaire et financier (“French Foreign Investment Laws”) for the authorization of the transactions contemplated by this Agreement.

“Fully-Diluted Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Units held by such holder immediately prior to the Effective Time and (B) the number of Units issuable upon the exercise of any In the Money Options held by such holder immediately prior to the Effective Time, divided by (y) the Aggregate Fully-Diluted Units.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company) and Section 4.16 (Brokers’ Fees).

“Funded Debt” of the Company or any of its Subsidiaries as of any date means, without duplication, (i) all indebtedness of the Company or any of its Subsidiaries for borrowed money, together with accrued and unpaid interest thereon, required to be reflected as indebtedness on a consolidated balance sheet, of the Company and its Subsidiaries as of such date, (ii) all obligations of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures, hedging and swap arrangements or contracts or other similar instruments, together with accrued and unpaid interest thereon, other than (x) trade payables and (y) accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, in the case of subsection (x) and (y), to the extent reflected as a current liability for purposes of calculating Net Working Capital, (iii) accrued and unpaid dividends on any shares of stock of the Company, (iv) any unpaid prepayment penalties, premiums, consent or other fees or the net settlement amount on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts), which amount will reduce Funded Debt if in an asset position, in each case, incurred in connection with the repayment or assumption of such Funded Debt, (v) all capitalized lease obligations of the Company or any of its Subsidiaries as of such date required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries as of such date, and (vi) all Funded Debt of other Persons (other than the Company or any of its Subsidiaries) referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries; provided, however, that Funded Debt shall not include (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (y) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries (or between any such Subsidiaries) and (z) any redemption premium, prepayment penalty or similar payment with respect to leases included in the Funded Debt to the extent such leases are not required by their terms to be repaid in full at the Effective Time (clauses (x) through (z) collectively, the “Funded Debt Exclusions”).

“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.

“Funding Amount” has the meaning specified in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Bid” means any bid, offer or proposal made by the Company or any of its Subsidiary, which, if accepted or successful, would result in a Government Contract.

“Government Contract” means any (i) prime contract, grant agreement, cooperative agreement, basic ordering agreement, pricing agreement, letter contract or other type of Contract with a Governmental Authority to which the Company or any of its Subsidiaries is a party or (ii) any subcontract under any such Contract to which the Company or any of its Subsidiaries is a party.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, governmental authority, regulatory or administrative agency (including the IRS), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal or other regulatory authority.

“Governmental Order” means any order, judgment, injunction, verdict, decree, writ, stipulation, determination or award, in each case, entered, issued, made or rendered by or with any Governmental Authority.

“Hazardous Material” means any (a) toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, teratogenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste or material, (b) petroleum and petroleum products, volatile and semi-volatile substances, perfluoroalkyl acids, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, lead, polychlorinated biphenyls or radon gas, (c) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “extraordinarily hazardous substances”, “solid wastes”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Law and (d) any other chemical, pollutant, waste, material or substance that is regulated by or to which liability or standards of conduct may be imposed under any Environmental Law.

“Historical Quarterly Statements of Operations” has the meaning set forth in Section 6.9(b).

“Holder Damages” has the meaning specified in Section 10.3(a).

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative Expenses” has the meaning specified in Section 3.5.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Accrual Amount” has the meaning specified in Section 8.5(k).

“In the Money Option” means, with respect to an Option, the portion of the Option that, as of immediately prior to the Effective Time, is vested, outstanding and exercisable (including any such Option that vests in connection with the consummation of the transactions contemplated by this Agreement) and pursuant to which the holder thereof could acquire Units for an exercise price per Unit that is less than the Per Fully-Diluted Unit Merger Consideration.

“Indemnified Party” means a party making a claim under Section 8.5(a) or Article XII.

“Indemnifying Party” means a party against whom a claim is asserted under Section 8.5(a) or Article XII.

“Indemnity Escrow Account” has the meaning specified in Section 3.2(d).

“Indemnity Escrow Amount” means an amount equal to $1,000,000.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with any of the foregoing, however arising, pursuant to the Laws of any applicable jurisdiction throughout the world, whether registered or unregistered, including any and all: Copyrights; Domain Names; Patents; Software; Trademarks; Know-how; and Trade Secrets.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“IRCA” means the Immigration Reform and Control Act of 1986, as amended.

“Know-how” means information, in tangible or intangible form, which is of importance for the whole or a significant part of (i) a manufacturing process, (ii) a product or a service or (iii) the development thereof, which is useful, capable of improving the competitive position of the holder, and derives its value, in whole or in part, from not being readily available to a third party in its particular form.

“Law” means any statute, law, ordinance, rule, code, constitution, treaty, common law, judgment, decree, regulation, Governmental Order or rule of law, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licensed Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries holds any rights or interests granted by other Persons.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means any loss, damage, liability, deficiency, judgment, interest, award, penalty, fine, settlement, disbursement, cost or expense of whatever kind, including reasonable outside attorneys’ fees; provided, that Losses shall not include (i) punitive damages (unless such punitive damages are payable in connection with a Third Party Claim or otherwise to a Person other than the Parties or their controlled Affiliates) or (ii) any incidental, indirect or consequential damages to the extent not reasonably foreseeable.

“Majority Holders” has the meaning specified in Section 11.1.

“Material Adverse Effect” means, (i) with respect to the Company, any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the consolidated business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company: (a) any change in applicable Law, GAAP or any applicable accounting standards or interpretation thereof; (b) any change in or condition affecting general economic, political, regulatory or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) any change in or condition affecting financial and capital markets, including interest rates, commodity prices and currency exchange rates; (d) any change in or condition affecting any of the industries in which the Company or any of its Subsidiaries operates; (e) the entry into or announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement and any changes or conditions resulting therefrom; (f) compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required or contemplated by this Agreement; (g) any act of God or natural disaster; (h) national or international political or social events or occurrences, acts of war, armed hostilities, sabotage, acts of terrorism, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet any projections or forecasts (provided, that clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) or (j) any matter to which Buyer hereafter consents in writing; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (g) and (h) above, except to the extent that any such matters materially disproportionately impact the Company and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and its Subsidiaries operate and (ii) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Customers” has the meaning specified in Section 4.18(a).

“Material Suppliers” has the meaning specified in Section 4.18(b).

“Member Releasor” has the meaning specified in Section 13.17(b).

“Members” means each Person owning Units who has been admitted as a Member in accordance with the terms of the Company LLC Agreement.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consent” has the meaning specified in Section 4.3.

“Merger Consideration” means an amount equal to (i) $175,000,000 in cash, plus (A) the Estimated Closing Date Net Working Capital, less (B) the Target Net Working Capital, less (C) the Estimated Closing Date Funded Debt, plus (D) the Estimated Closing Date Cash, less (E) the Estimated Closing Date Unpaid Company Transaction Expenses, less (F) the amount of Holder Representative Expenses paid by Buyer to the Holder Representative at Closing in accordance with Section 3.5.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(d).

“Net Merger Consideration Amount” means the amount determined by subtracting the Preferred Merger Consideration Amount and the Common Merger Consideration Amount from the Merger Consideration.

“Net Working Capital” as of any date means (i) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding (x) the EV Current Assets, (y) Cash and (z) deferred tax assets) minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (v) the EV Current Liabilities, (w) Funded Debt, (x) Funded Debt Exclusions, (y) liabilities with respect to Company Transaction Expenses or Holder Representative Expenses and (z) deferred tax liabilities), in each case, as calculated in accordance with Section 3.4(a).

“Option” has the meaning specified in Section 3.1(a).

“Other Indemnitors” has the meaning specified in Section 7.2(c).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Party” or “Parties” means the Company, Merger Sub, Buyer and the Holder Representative.

“Patents” means all patents, utility patents, design patents, industrial designs, utility models, and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, registrations, extensions and restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Per Fully-Diluted Unit Merger Consideration” means (i) the sum of (A) the Net Merger Consideration Amount, plus (B) the Aggregate Option Exercise Price, divided by (ii) the Aggregate Fully-Diluted Units.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, and for which adequate reserves have been established in accordance with GAAP or the books and records of the Company and its Subsidiaries, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to be material to the operation of the Business and do not (A) materially detract from the value or marketability of the property or asset to which it relates or (B) materially impair the ability of the Company or any Subsidiary to use or operate the property or asset to which it relates; (v) with respect to any Leased Real Property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens (other than monetary liens) incurred in the ordinary course of business since the Balance Sheet Date and not incurred in connection with the borrowing of money or other Funded Debt, (vii) Liens securing Funded Debt (to the extent such Liens are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof), (viii) Liens created by Buyer or its successors and assigns, (ix) licenses to Intellectual Property granted in the ordinary course of business, (x) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest and (xi) Liens disclosed in Schedule 1.1(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Post-Closing Matter” has the meaning specified in Section 13.16(a).

“Post-Closing Representation” has the meaning specified in Section 13.16(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and with respect to a Straddle Period, the portion of such Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Designated Persons” has the meaning specified in Section 13.16(b).

“Pre-Closing EV Transfer” means the sale by the Company and certain of its Subsidiaries of the EV Transferred Assets to Allison Transmission, Inc. (the “EV Buyer”), which closed on April 16, 2019.

“Pre-Closing Holders” means all Persons who hold one or more Units or In the Money Options immediately prior to the Effective Time.

“Pre-Closing Privileges” has the meaning specified in Section 13.16(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Returns” has the meaning specified in Section 8.5(b).

“Preferred Merger Consideration Amount” means the aggregate portion of the Merger Consideration allocable to the Preferred Units pursuant to Section 10(b)(i) of the Company LLC Agreement.

“Preferred Units” means the Preferred Units, as defined in the Company LLC Agreement.

“Price Components” has the meaning specified in Section 3.4(a).

“Prior Company Counsel” has the meaning specified in Section 13.16(a).

“Privileged Materials” has the meaning specified in Section 13.16(c).

“Pro Forma Financial Statements” has the meaning set forth in Section 4.8.

“Quarterly Proforma Statements of Operations” has the meaning set forth in Section 6.9(b).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning specified in Section 4.20(b).

“Records” has the meaning specified in Section 6.8.

“Release” means any releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Related Persons” means, with regard to a Person, such Person’s Affiliates and such Person’s and such Affiliates’ respective Family Members, members, stockholders, managers, officers, directors, employees, agents, consultants, advisors, or representatives, whether direct or indirect, as applicable.

“Remedies Exception” has the meaning specified in Section 4.3.

“Representation Expiration Date” has the meaning set forth in Section 12.1(a).

“Run-Off Policy” has the meaning specified in Section 7.2(b).

“R&W Policy” means the representation and warranty insurance policy to be issued by the R&W Policy Provider to Buyer in connection with the transactions contemplated hereby.

“R&W Policy Provider” means the applicable insurance provider identified in the R&W Policy when issued and bound.

“Seller Indemnitees” has the meaning specified in Section 12.2.

“Seller Releasee” has the meaning specified in Section 13.17(a).

“Software” means all software, computer programs, operating systems, applications, firmware, code, source code, object code, application programming interfaces, software development kits, and to the extent associated with any of the foregoing: data files, databases, database management systems, computerized databases, architecture, protocols, files, records, schematics, and other related specifications and documentation.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Target Net Working Capital” means $52,231,000.

“Tax Contest” has the meaning specified in Section 8.5(g).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, customs, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, escheat, unclaimed property, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition imposed by any Governmental Authority with respect thereto.

“Taxing Authority” means any Governmental Authority responsible for the collection of any Tax or the administration of Tax Laws.

“Terminating Buyer Breach” has the meaning specified in Section 10.1(c)(i).

“Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).

“Termination Date” has the meaning specified in Section 10.1(b)(ii).

“Termination Date Holder” has the meaning specified in Section 10.3(b).

“Termination Percentage” has the meaning specified in Section 10.3(c).

“Third Party Claim” has the meaning specified in Section 12.5(a).

“Trade Secrets” means all trade secrets, know-how, formulae, algorithms, code, programs, inventions (whether or not patentable), designs, discoveries, improvements, enhancements, technology, business and technical information (including customer lists, vendor lists and supplier lists), data, databases, data compilations and collections, patterns, drawings, blueprints, methods, processes, techniques, confidential information, proprietary information, and all other information and things, in each case that would constitute a “trade secret” under applicable Law.

“Trademarks” means all trademarks, service marks, brands, certification marks, collective marks, designs, logos, devices, taglines, slogans, trade dress, trade names, business names, fictitious business names, and other similar indicia of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transfer Taxes” means any and all transfer, documentary, sales, use, court, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees imposed in connection with the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Units” means the Units of the Company as defined in the Company LLC Agreement.

“Waived 280G Benefits” has the meaning specified in Section 6.5.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge (without any implied duty to investigate) of (a) in the case of the Company, the Persons set forth in Schedule 1.3(a), (b) in the case of Buyer, the Persons set forth on Schedule 1.3(b), and (c) in the case of all other Persons, such Person’s executive officers.

ARTICLE II.
THE MERGER; CLOSING

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Act, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, effective as of the Effective Time, with the Company being the surviving limited liability company (the “Merger”). The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form of Annex A (the “Certificate of Merger”).

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its organizational existence under the Act as a wholly owned subsidiary of Buyer.

2.2 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 18-209 of the Act. Without limiting the generality of the foregoing, and subject thereto, the Surviving Company shall thereupon and thereafter possess all of the rights, property, assets, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the debts, liabilities, restrictions, disabilities and duties of each of the Constituent Companies (subject to the provisions of this Agreement).

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Washington, DC 20004, at 10:00 a.m. (Eastern time) (a) on the date which is two (2) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or, if permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) such other time and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant sections of the Act. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, the certificate of formation of the Company shall remain the certificate of formation of the Surviving Company, until amended in accordance with Law (but subject to Section 7.2). At the Effective Time, the Company LLC Agreement shall be amended and restated to be the limited liability company agreement of Merger Sub, until amended in accordance with Law (but subject to Section 7.2).

2.5 Managers and Officers of the Surviving Company.

(a) The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

ARTICLE III.
MERGER CONSIDERATION; EFFECTS OF THE MERGER ON THE COMPANY UNITS AND OPTIONS

3.1 Conversion of Company Units and Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or member of the Company, (i) each Unit issued and outstanding immediately prior to the Effective Time shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(c), (ii) each option to purchase Units (“Option”) (or the applicable portion thereof) shall thereupon be, if such Option (or applicable portion thereof) is an In the Money Option, canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(c), and (iii) each Option (or applicable portion thereof) that is not an In the Money Option shall terminate and be forfeited for no consideration.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or member of the Company, each membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into and exchanged for one membership interest of the Surviving Company.

(c) The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth below in this Section 3.1(c), and shall be payable in accordance with this Agreement, including Sections 3.2 and 3.4. Subject to Sections 3.2 and 3.4:

(i) Each Pre-Closing Holder of Preferred Units shall be entitled to receive, in respect of the Preferred Units held by such holder immediately prior to the Effective Time, its pro rata portion of the Preferred Merger Consideration Amount allocated in respect thereof in accordance with the Company LLC Agreement;

(ii) Each Pre-Closing Holder of Common Units shall be entitled to receive, in respect of the Common Units held by such holder immediately prior to the Effective Time, its pro rata portion of the Common Merger Consideration Amount allocated in respect thereof in accordance with the Company LLC Agreement;

(iii) Each Pre-Closing Holder of Units shall be entitled to receive, in respect of the Units held by such holder immediately prior to the Effective Time, a portion of the Net Merger Consideration Amount equal to the product of (x) the Per Fully-Diluted Unit Merger Consideration, multiplied by (y) the number of Units held by such holder immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Units issuable upon exercise of any In the Money Options held by such Pre-Closing Holder immediately prior to the Effective Time); and

(iv) Each Pre-Closing Holder of In the Money Options shall be entitled to receive in respect of the In the Money Options held by such holder immediately prior to the Effective Time a portion of the Net Merger Consideration Amount equal to (A) the product of (x) the Per Fully-Diluted Unit Merger Consideration, multiplied by (y) the aggregate number of Units issuable upon exercise in full of all In the Money Options held by such holder immediately prior to the Effective Time, minus (B) the aggregate cash exercise price payable upon exercise of all In the Money Options held by such holder immediately prior to the Effective Time

(d) From and after the Effective Time, (i) holders of Units shall cease to have any rights as members of the Company and (ii) the consideration paid pursuant to this Article III upon the delivery of a Letter of Transmittal in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Units, subject to the continuing rights of the Pre-Closing Holders under this Agreement and the Escrow Agreement.

3.2 Payment.

(a) Subject to Section 3.2(b), immediately prior to the Effective Time, Buyer shall deposit with an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Buyer, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (A) the Merger Consideration (determined before giving effect to the adjustments provided for in Section 3.4) minus (B) the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount; provided, that the Funding Amount shall be reduced by the portion of the Merger Consideration into which the In the Money Options were converted pursuant to Section 3.1 (determined before giving effect to the adjustments provided for in Section 3.4), which portion of the Merger Consideration shall be paid by Buyer to the Surviving Company on the Closing Date and the Surviving Company shall pay such amount to the Pre-Closing Holder thereof as provided in Section 3.2(c).

(b) Prior to the Effective Time (and in any event no later than ten days after the date hereof), the Company shall mail or hand deliver to each holder of record of Units or In the Money Options as of the business day immediately prior to the date of such mailing or delivery a letter of transmittal in the form attached hereto as Annex B (“Letter of Transmittal”). As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Pre-Closing Holder who did not receive such materials prior to the Effective Time a Letter of Transmittal.

(c) After the Effective Time, (i) each Pre-Closing Holder of Units, upon delivery of a Letter of Transmittal to the Exchange Agent, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration into which such Pre-Closing Holder’s Units (excluding, for the avoidance of doubt, any Units issuable upon exercise of any In the Money Options held by such Pre-Closing Holder immediately prior to the Effective Time) shall have been converted as a result of the Merger, and (ii) on the Closing Date, the Company will pay to each Pre-Closing Holder of In the Money Options the portion of the Merger Consideration into which the In the Money Options held by such were converted pursuant to Section 3.1 through the Surviving Company’s payroll system; provided, however, that a portion of the Merger Consideration otherwise payable to each Pre-Closing Holder pursuant to Section 3.1(c)(iii) and Section 3.1(c)(iv) equal to the product of (x) the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount multiplied by (y) such Pre-Closing Holder’s Fully-Diluted Percentage shall be held in escrow in accordance with Section 3.4(e) and the Escrow Agreement. Notwithstanding the foregoing, in the event that any Pre-Closing Holder delivers a complete Letter of Transmittal to Buyer at the Closing, Buyer shall pay the cash amount which such Pre-Closing Holder is entitled in consideration for the Units held by such Pre-Closing Holder (excluding, for the avoidance of doubt, any Units issuable upon exercise of any In the Money Options held by such Pre-Closing Holder immediately prior to the Effective Time) directly to such Pre-Closing Holder at the Closing by wire transfer of immediately available funds and the Funding Amount payable to the Exchange Agent shall be reduced by such amount. Pending such surrender and exchange of a Pre-Closing Holder’s Letter of Transmittal, a holder’s Letter of Transmittal shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such Units shall have been converted as a result of the Merger.

(d) At the Closing, (i) Buyer shall pay a portion of the Merger Consideration equal to the sum of (A) the Adjustment Escrow Amount, to be held by the Escrow Agent for deposit in a separate escrow account (the “Adjustment Escrow Account”), in accordance with the terms of the Escrow Agreement and (B) the Indemnity Escrow Amount, to be held by the Escrow Agent for deposit in a separate escrow account (the “Indemnity Escrow Account”), in accordance with the terms of the Escrow Agreement and (ii) Buyer shall, or shall cause Merger Sub to, pay to the Persons identified in writing by the Company to Buyer prior to the Closing (in the case of fees and expenses, by invoices) (X) the Funded Debt other than of the type described in clauses (iii) or (v) of the definition of “Funded Debt” in accordance with the instructions set forth in payoff letter(s) in respect of such Funded Debt delivered to Buyer by the Company pursuant to Section 3.2(e) and (Y) the Company Transaction Expenses to the intended beneficiaries thereof as identified by the Company to Buyer prior to the Closing.

(e) At least two (2) Business Days prior to the Closing Date, the Company shall provide Buyer with payoff letters and forms of Lien releases to satisfy the Funded Debt paid pursuant to Section 3.2(d) above, and release all Liens related thereto, in each case, in form and substance reasonably acceptable to Buyer.

3.3 Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Unpaid Company Transaction Expenses. Except as provided in Section 8.5(k), not less than two (2) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Closing Statement”) setting forth its good faith estimate of (a) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (b) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (c) Closing Date Cash (“Estimated Closing Date Cash”) and (d) Closing Date Unpaid Company Transaction Expenses (“Estimated Closing Date Unpaid Company Transaction Expenses”), in each case consistent with the terms of this Agreement (including definitions of defined terms used therein) and in accordance with the Accounting Principles, together with such schedules and data with respect to the foregoing as Buyer deems reasonably appropriate to support such calculations and estimates; provided, that, in no event shall such request for schedules or data delay the Closing.

3.4 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to the Holder Representative, together with such schedules and data with respect to the determination of each of the following as the Holder Representative deems reasonably appropriate to support such calculations and estimates, (i) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iii) a calculation of Cash of the Company (“Closing Date Cash”) and (iv) a calculation of the consolidated liabilities of the Company and its Subsidiaries for Company Transaction Expenses (the “Closing Date Unpaid Company Transaction Expenses”), in each case, calculated as of 11:59 p.m. (Eastern time) on the Closing Date (x) consistent (except as provided in this Section 3.4(a)) with the definitions of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, and Closing Date Unpaid Company Transaction Expenses (and in each case any definitions of defined terms used therein) (such amounts defined by such definitions, the “Price Components”) and (y) in accordance with GAAP applied in a manner consistent with the same accounting principles, practices, policies, methodologies and judgments applied in the preparation of the most recent audited balance sheet included in the Financial Statements (the “Reference Balance Sheet”); provided, however, that (I) the Price Components shall reflect no changes in reserves from amounts contained in the Reference Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Reference Balance Sheet, (II) except as set forth in the following clause (V), the calculation of the Price Components shall not give effect to the consummation of the Merger, including any payments of cash in respect of the Merger Consideration or any financing transactions in connection therewith or, after the Effective Time, any other action or omission by Buyer, the Surviving Company or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice, (III) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Reference Balance Sheet, (IV) the Price Components shall not reflect any expense or liability for which Buyer is responsible under this Agreement and (V) the determination of Closing Date Net Working Capital shall include the effects of any deductions or other Tax benefits arising in connection with the consummation of the transactions contemplated hereby (the accounting principles, practices, policies, methodologies and judgments in subsection (y) being referred to collectively as the “Accounting Principles”).

(b) Following the Closing, Buyer shall provide the Holder Representative and its representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the records, properties, appropriate personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the calculation of the Price Components and shall cause the appropriate personnel of the Company and its Subsidiaries to cooperate with the Holder Representative’s reasonable requests in connection with its review of the calculation of the Price Components.

(c) If the Holder Representative shall disagree with such calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Unpaid Company Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the calculation of the Price Components pursuant to Section 3.4(a). In the event that the Holder Representative does not provide a notice of disagreement within such forty-five (45)-day period, the Holder Representative and Buyer shall be deemed to have agreed to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and the Holder Representative shall use reasonable best efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Unpaid Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by Protiviti Inc. or, if such firm is unable or unwilling to serve in such capacity, such other nationally recognized independent accounting or financial consulting firm as may be mutually selected by Buyer and the Holder Representative (such firm, subject to the following proviso, the “Auditor”); provided, that if the Holder Representative and Buyer cannot agree on such alternative Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the Holder Representative. Each of Buyer and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Auditor). The Auditor shall, acting as an expert and not an arbiter, base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Unpaid Company Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses are finally determined in accordance with this Section 3.4(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Holder Representative as a Holder Representative Expense, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Holder Representative (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt and Closing Date Cash in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Auditor and the Holder Representative shall bear the remaining 40% of the fees and expenses of the Auditor as a Holder Representative Expense.

(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(c)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4(c)), plus (iii) Closing Date Cash, minus Estimated Closing Date Cash (as finally determined in accordance with Section 3.4(c), plus (iv) Estimated Closing Date Unpaid Company Transaction Expenses, minus Closing Date Unpaid Company Transaction Expenses (as finally determined in accordance with Section 3.4(c)). If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, but in no event shall the amount of such increase exceed $3,500,000, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount, but in no event shall the amount of such decrease exceed $3,500,000. The Adjustment Amount shall be paid in accordance with Section 3.4(e).

(e) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) Buyer shall pay to each Pre-Closing Holder an amount in cash equal to (i) such holder’s Fully-Diluted Percentage, multiplied by (ii) the Adjustment Amount, and (y) the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the Adjustment Escrow Amount, multiplied by (ii) such holder’s Fully-Diluted Percentage. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) the Escrow Agent shall pay, from the Adjustment Escrow Account, to Buyer an amount equal to the Deficit Amount, and (y) if any of the Adjustment Escrow Amount remains after such payment to Buyer, the Escrow Agent shall pay, from the Adjustment Escrow Account, to each Pre-Closing Holder an amount in cash equal to (i) the balance of the Adjustment Escrow Amount, multiplied by (ii) such holder’s Fully-Diluted Percentage. If the Adjustment Amount is zero, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the Adjustment Escrow Amount, multiplied by (ii) such holder’s Fully-Diluted Percentage. Notwithstanding the foregoing, any amounts payable pursuant to this Section 3.4(e) with respect to In the Money Options shall be paid to the Surviving Company and the Surviving Company shall pay such amounts through its payroll system to the applicable Pre-Closing Holders. Upon determination of the Adjustment Amount pursuant to Section 3.4(c) and Section 3.4(d), each of Buyer and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Amount in accordance with this Section 3.4(e). In no event shall (i) the Holder Representative have any liability under this Section 3.4(e) or (ii) any Pre-Closing Holder have any liability under this Section 3.4(e) in excess of such holder’s allocable share of the Adjustment Escrow Amount. In no event shall Buyer be entitled to payment pursuant to this Section 3.4(e) of any amount in excess of the Adjustment Escrow Amount remaining in the Adjustment Escrow Account.

3.5 Holder Representative Expenses. On or prior to the Closing Date, the Holder Representative may provide to Buyer a written estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Representative Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses incurred, or that may in the future be incurred, by the Holder Representative on behalf of the Company and the Pre-Closing Holders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Holder Representative (the “Holder Representative Expenses”), which amount will not be included in the calculation of Net Working Capital. On the Closing Date, Buyer shall pay to the Holder Representative, or to such other Persons (and in such amounts) as may be designated by the Holder Representative, by wire transfer to an account or accounts designated by the Holder Representative in writing at least one (1) Business Day prior to the Closing Date, immediately available funds in the amount of such estimated Holder Representative Expenses.

3.6 Exchange Agent. Promptly following the date which is two years after the Effective Time, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder may deliver a Letter of Transmittal to Buyer and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Buyer shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.

3.7 Withholding. Buyer, the Company, the Holder Representative, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement, to any Person such amounts that Buyer, the Company, the Holder Representative, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under applicable Tax Law. If Buyer proposes to deduct and withhold (or have any person making payments on Buyer’s behalf deduct and withhold) any amounts pursuant to this Section 3.7 (other than amounts subject to withholding because of the compensatory nature of the applicable payment), Buyer shall provide notice of the applicable deduction and withholding to the Holder Representative at least ten (10) days prior to the Closing Date and shall cooperate with the Holder Representative to minimize or eliminate such deduction or withholding. To the extent that amounts are so withheld in accordance with this Section 3.7, and duly and timely deposited with the appropriate Governmental Authority, by Buyer, the Company, the Holder Representative, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Buyer and Merger Sub as follows:

4.1 Corporate Organization of the Company. The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of formation and Company LLC Agreement previously made available by the Company to Buyer are true and complete. The Company is duly licensed or qualified and (where applicable) in good standing as a legal entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

4.2 Subsidiaries. The Subsidiaries of the Company and their jurisdiction of incorporation or organization are set forth on Schedule 4.2. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has previously provided to Buyer or its representatives true and complete copies of the organizational documents of its Subsidiaries. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing as a legal entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

4.3 Due Authorization. The Company has all requisite organizational power and authority to execute and deliver this Agreement and any other agreements required to be executed hereby (each, an “Ancillary Agreement”) to which the Company is a party and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Managers of the Company, and no other organizational proceeding on the part of the Company is necessary to authorize this Agreement, or any Ancillary Agreement to which the Company is a party, other than approval of this Agreement, the Merger and the transactions contemplated hereby by the Pre-Closing Holders (the “Merger Consent”). This Agreement and each Ancillary Agreement to which the Company is a party has been or will be duly and validly executed and delivered by the Company and (assuming, in the case of this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub and, in the case of each Ancillary Agreement to which the Company is a party, each such Ancillary Agreement constitutes or will constitute a legal, valid and binding obligation of the other parties thereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, and except as may result from any facts or circumstances caused solely by (or as a result of) Buyer, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of formation, limited liability company agreement or other organizational documents of the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of, or require a consent, notice or other action under, any Contract listed on Schedule 4.12, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than a Permitted Lien) or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to (x) be material to the Company and its Subsidiaries, taken as a whole, or (y) materially and adversely affect the ability of the Company to enter into and perform its obligations under this Agreement.

4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement and except as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, no consent or approval of or any material filing with, or any material authorization of or material designation or material declaration with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any foreign competition Law and the French Foreign Investment Laws; (b) compliance with any applicable requirements of applicable securities Laws; (c) as otherwise disclosed on Schedule 4.5; and (d) the filing of the Certificate of Merger in accordance with the Act.

4.6 Capitalization of the Company. The authorized unit capital of the Company consists of 91,934,973 Units, of which 74,909,969 Common Units and 3,732,394 Preferred Units are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Units were duly authorized and validly issued and have not been issued in violation of any preemptive or similar rights. Schedule 4.6 sets forth, as of the date hereof, a complete list of the Options, including the name of each holder thereof, the number of Units issuable upon exercise of each such Option, and the date of grant and exercise price of each such Option. Except as set forth on Schedule 4.6, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Units, or any other commitments or agreements providing for the issuance of additional units, the sale of treasury units, or for the repurchase or redemption of Units, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Units. Neither the Company nor any of its Subsidiaries is under any obligation to register the offer and sale or resale of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.7 Capitalization of Subsidiaries. The outstanding membership interests of (or other equity interests in) each of the Company’s Subsidiaries have been duly authorized and validly issued and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all of the issued and outstanding membership interests (or other equity interests) of such Subsidiaries free and clear of any Liens, other than (a) for any restrictions on sales of securities under applicable securities Laws or (b) Permitted Liens. Except as set forth on Schedule 4.7, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any membership interests of (or other equity interests in) such Subsidiaries, any other commitments or agreements providing for the issuance of additional membership interests of (or other equity interests in) such Subsidiaries, the sale of membership interests of (or other equity interests in) such Subsidiaries, or for the repurchase or redemption of membership interests of (or other equity interests in) such Subsidiaries, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its membership interests (or other equity interests). Except for the membership interests of (or other equity interests in) the Subsidiaries set forth on Schedule 4.2, none of the Company nor any of its Subsidiaries own any equity, partnership, membership or similar interest in any other Person.

4.8 Financial Statements. Attached as Schedule 4.8 are (a) the audited consolidated balance sheets and statements of operations and comprehensive income, members’ equity and cash flows of the Company and its Subsidiaries as of and for the twelve-month periods ended December 31, 2018, December 31, 2017 and December 31, 2016, together with the auditor’s reports thereon (the “Audited Financial Statements”), (b) an unaudited consolidated balance sheet and statements of operations, members’ equity and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2019 (the “Interim Financial Statements”) and (c) an unaudited balance sheet and statements of operations of the Business, on a standalone basis, that includes pro forma adjustments to reflect the transactions contemplated by the Pre-Closing EV Transfer as of and for the twelve-month period ended December 31, 2018 (the “Pro Forma Financial Statements,” together with the Interim Financial Statements and the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations, income, members’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the cases of the Interim Financial Statements and the Pro Forma Financial Statements for the absence of normal year-end adjustments and reclassifications, none of which would be material in amount, individually or in the aggregate, and for the absence of footnotes and other presentation items).

4.9 Undisclosed Liabilities. Except as set forth on Schedule 4.9, there is no material liability, debt or obligation of the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for such liabilities, debts and obligations (a) reflected or reserved for on the Financial Statements or specifically disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the business of the Company and its Subsidiaries or (c) incurred in connection with the transactions contemplated by this Agreement.

4.10 Litigation and Proceedings. Except (a) as set forth on Schedule 4.10 and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.22), there have not been in the past three (3) years, and there are no pending or, to the knowledge of the Company, threatened, material Actions against, or material Orders involving, the Company or any of its Subsidiaries or, to the knowledge of the Company, investigations of the Company or any of its Subsidiaries by or before any Governmental Authority. There is no material unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries. To the knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to serve as a basis for any material Action or material Order.

4.11 Legal Compliance.

(a) Except with respect to (a) matters set forth on Schedule 4.11, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22) and (c) compliance with Laws related to employment of labor (as to which certain representations and warranties are made pursuant to Section 4.14), the Company and its Subsidiaries are, and at all times in the past three (3) years have been, in compliance with, in all material respects, all applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Governmental Authority of a material actual, potential or alleged violation of any applicable Law or Order at any time during the past three (3) years.

(b) Without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, or, to the knowledge of the Company, agents or representatives (in each case, in their capacities as such), has, since January 1, 2015: (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the FCPA, or any applicable Law of similar effect; or (ii) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA or Laws implementing the OECD Convention on Combating Bribery of Foreign Officials or other applicable Laws of similar effect. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the FCPA.

(c) The Company and its Subsidiaries are in compliance, in all material respects, with, and at all times since January 1, 2015 have complied, in all material respects, with, the Export Administration Regulations as issued by the United States Department of Commerce, Bureau of Industry and Security; Office of Foreign Asset Control regulations issued by the United States Treasury Department; the International Traffic in Arms Regulations; and any other applicable Laws governing the import or export of products or services.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Company Benefit Plans, Contracts for labor and employment matters set forth (or required to be set forth) on Schedule 4.14(e), Contracts relating to insurance policies set forth (or required to be set forth) on Schedule 4.17, the Company IP Agreements set forth (or required to be set forth) on Schedule 4.21(b) and Contracts relating to Government Contracts and Government Bids set forth (or required to be set forth) on Schedule 4.23), in each case, that relate to the Business. True and complete copies of the Contracts listed on Schedule 4.12 have been delivered to or made available to Buyer or its representatives.

(i) Each Contract with each Material Customer and Material Supplier (other than purchase orders with such Material Customers and Material Suppliers entered into in the ordinary course of business);

(ii) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $200,000 which are not cancelable (without penalty, cost or other liability) by giving notice of 90 days or less;

(iii) Each note, debenture, other evidence of Funded Debt or other indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $1,000,000;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than the sale of inventory or products in the ordinary course of business), in each case involving payments in excess of $1,000,000;

(v) Each joint venture Contract or any other Contract with regard to any strategic investment and each partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $100,000;

(vii) Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or to operate in any geographic area;

(viii) Each Contract that provides for payments upon a change of control;

(ix) Each Contract with any Governmental Authority (other than those Contracts set forth (or required to be set forth) on Schedule 4.23);

(x) Each Contract providing for “most favored nation” pricing arrangements;

(xi) Each Contract concerning a lease (including any capital lease) of personal property or lease-purchase arrangements pursuant to which the Company or any of its Subsidiaries leases (or has agreed to lease or purchase) personal property from others and specifies which of such leases, if any, are capital leases, in each case, requiring (x) annual payments of $50,000 or more or (y) aggregate payments of $150,000 or more; and

(xii) Each Contract pertaining to the settlement or compromise of any Action under which the Company or any of its Subsidiaries has any actual or potential liability.

(b) Except as set forth on Schedule 4.12(b)(i), all of the Contracts set forth (or required to be set forth) on Schedule 4.12(a), together with the Contracts for labor and employment matters set forth (or required to be set forth) on Schedule 4.14(e) and Contracts relating to Government Contracts and Government Bids set forth (or required to be set forth) on Schedule 4.23 are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12(b)(ii), (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

4.13 Company Benefit Plans.

(a) Schedule 4.13 sets forth a complete list of each material, written “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy or program providing severance pay, salary continuation, bonus, stock option, equity compensation, deferred compensation or other employee benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to or by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any material obligation or liability other than any plan, policy or program that is required by applicable Law or regulation (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan identified on Schedule 4.13, the Company has delivered or made available to Buyer or its representatives copies of, to the extent applicable, (i) such Company Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, (iii) the most recent actuarial report covering such Company Benefit Plan, (iv) the three most recent annual reports on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan and any comparable reports required under the laws of any jurisdiction outside of the United States and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service or other Governmental Authority with respect to such Company Benefit Plan.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period; (iv) each Company Benefit Plan maintained outside of the United States that is intended or required to be qualified, approved or registered is so qualified, approved or registered and has been maintained in good standing with applicable Government Authorities; and (v) no transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975(c) of the Code has occurred with respect to any Company Benefit Plan.

(d) Except as set forth on Schedule 4.13, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and neither the Company nor any of its Subsidiaries in the past six years has sponsored or contributed to or been required to contribute to a Multiemployer Plan, another pension plan subject to Title IV of ERISA or subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, or a “multiple employer plan” as defined in Section 210(a) of ERISA or Section 413(c) of the Code.

(e) Except as set forth on Schedule 4.13, no Company Benefit Plan is, or at any time was, funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(f) With respect to each group health plan (as defined in Section 733(a) of ERISA benefiting any current or former employee of the Company or any of its Subsidiaries that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, the Company and each Subsidiary has complied in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA, and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(g) No Company Benefit Plan provides continuation coverage for welfare benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or through the end of the month in which such termination of service or retirement occurs, (ii) death or retirement benefits under any Company Benefit Plan, or (iii) deferred compensation benefits reflected on the books of the Company or a Subsidiary.

(h) Each Company Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied in all material respects with the applicable health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”), and (ii) has since January 1, 2015, accurately and timely complied in all material respects with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA. Neither the Company nor any of its Subsidiaries are reasonably expected to owe any excises taxes set forth in Section 4980H of the Code for any month after December 2014 and ending with the month in which Closing will occur.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) with respect to which the Company or any of its Subsidiaries is a “service recipient” (within the meaning of Section 409A of the Code) has been operated since January 1, 2005, in all material respects in compliance with the applicable provisions of Section 409A of the Code and the Treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), and has been since January 1, 2009, in all material respects in documentary compliance with the applicable provisions of Section 409A. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any taxes or interest that has been or could in the future be imposed or accelerated under Section 409A.

(j) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, (i) as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

4.14 Labor Relations.

(a) Except as set forth on Schedule 4.14(a), (i) the Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws regarding employment, employment practices, immigration, wages and hours, meal and rest breaks, employee reimbursements, discrimination, fair labor standards, occupational health and safety, wrongful discharge, workers’ compensation, worker classification, collective bargaining and plant closing, and neither the Company nor any of its Subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened claim of any violation of such Law or investigation or audit relating to these Laws; (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board; (iii) there is no labor strike, slowdown, work stoppage, effort to organize employees for the purpose of collective bargaining (to the knowledge of the Company), or lockout in effect or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such labor strike, slowdown, work stoppage, effort to organize employees for the purpose of collective bargaining, or lockout since the date that is five (5) years prior to the date hereof; (iv) there is no charge or complaint pending or, to the knowledge of the Company, threatened against the Company or any its Subsidiaries before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; (v) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority with respect to employees or employment practices; (vi) neither the Company nor any its Subsidiaries is a party to any collective bargaining agreement; and (vii) the Company and its Subsidiaries are in compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

(b) The Company has provided to Buyer the following for all employees and individual independent contractors (excluding contractors hired through a third party provider) of the Company and each of its Subsidiaries as of the date hereof: (i) name or identification number, job title or position and base salary, target and maximum bonus, and whether on a commission plan; (ii) if on leave of absence or layoff status, the expected date of return; (iii) if not a U.S. citizen, immigration status (e.g., H-1B, L-1A) and employment authorization date; (iv) principal place of employment; (v) starting date of employment and recognized service (if different); and (vi) whether “exempt” or “non-exempt” for employees in the United States. Neither the Company nor any of its Subsidiaries has made any Contract to materially increase the compensation payable to, or to modify the conditions or terms of employment or service of, any employee, independent contractor, or officer, except increases occurring in the ordinary course of business or changes required by applicable Law. All commissions and bonuses that are payable to Employees, consultants, or contractors of the Company for services performed on or prior to the Closing Date have either been paid in full as of the Closing Date or are accrued as a current liability for purposes of calculating Net Working Capital.

(c) To the knowledge of the Company, as of the date hereof, (i) no employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have the present intention to terminate the employment of any such Person. Subject to general principles related to wrongful termination, subject to the terms of any collective bargaining agreement and except as set forth on Schedule 4.14(c), the employment of each employee of the Company and its Subsidiaries in the United States and the service relationship of each independent contractor of the Company and its Subsidiaries in the United States, is terminable at will. To the knowledge of the Company, no employee or independent contractor of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any Contract, including any employment, confidentiality, non-competition or proprietary rights agreement, between such employee or independent contractor and any other Person that in any way materially adversely affects or could materially and adversely affect the performance of such Person’s duties as an employee or independent contractor of the Company or any of its Subsidiaries following the Closing. Neither the Company nor any of its Subsidiaries is a party to any employee leasing or professional employer organization (PEO) Contract with any Person.

(d) In the past three (3) years, neither the Company nor any of its Subsidiaries has engaged in any activity, nor to the knowledge of the Company is there any practice with respect to their respective employees, that is in material violation of IRCA, including the anti-discrimination provisions, the verification of employment eligibility procedures and the document fraud provisions. The Company and its Subsidiaries have complied, in all material respects, with the applicable provisions of IRCA with respect to their employees.

(e) Except as would not reasonably be expected to result in material liability to the Company, (i) the Company and its Subsidiaries have properly identified each employee as either a “full-time,” “variable hour” or “seasonal” employee in accordance with Code Section 4890H, and only “full-time” employees have averaged thirty (30) or more hours per week during the applicable measurement periods, (ii) any individual who performs services for the Company or any of its Subsidiaries who is not treated by the Company or any of its Subsidiaries as an employee for federal income Tax purposes is not an employee of such Person under applicable Laws or for any purpose including for Tax withholding purposes or Benefit Plan purposes, and (iii) each employee of the Company or any of its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(f) Schedule 4.14(f) contains a listing of each individual written employment, retention, change in control bonus or severance agreement to which, as of the date of this Agreement, either the Company or one of its Subsidiaries is a party to with respect to any current employee, if such agreement may not be terminated at will, or by giving notice of 90 days or less (or such longer period required under applicable Law), without cost or penalty in excess of three months of base salary (or such greater amount as required under applicable Law).

4.15 Taxes. Except as set forth on Schedule 4.15:

(a) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes, or where late payments of Tax were made, all interest and penalties attributable to late payments have been paid (whether or not shown on any Tax Return) which are or were required to be paid by them for all Pre-Closing Tax Periods.

(c) The Company and its Subsidiaries have complied in all material respects with all applicable Laws in force at the applicable time with respect to the withholding of Taxes in connection with any payments made to shareholders, employees, independent contractors, creditors or other third parties and all Tax reporting obligations with respect to such withholding have been fully complied with in all material respects.

(d) No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn. As of the date hereof, (i) no audit or other administrative proceeding by any Governmental Authority is pending or threatened in writing against the Company or any of its Subsidiaries and (ii) no litigation is pending or threatened in writing against the Company or any of its Subsidiaries with respect to any Taxes due from the Company or any of its Subsidiaries.

(e) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would be liable after the Closing Date for any Tax liability of any Person that is neither the Company nor one of its Subsidiaries, other than customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes.

(f) Neither the Company nor any of its Subsidiaries is, or has ever been, a member of any affiliated group of corporations within the meaning of Section of 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return (except for such a group of which the Company or its Subsidiaries are a member of as of immediately prior to the Closing). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company or one of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor.

(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(i) No claim has been made by any Taxing Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is subject to material taxation by, or required to file a material Tax Return in, that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting pursuant to a Section 481 of the Code for a Pre-Closing Tax Period entered into prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any provision of any non-U.S. state or local Tax Law having similar effect) entered into prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, or (v) election under Section 108(i) of the Code.

(k) Neither the Company nor any of its Subsidiaries has received any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority). The consummation of the Merger as contemplated by this Agreement will not result in the loss of any Tax holiday, Tax abatement or similar Tax benefit.

(l) The Company and its Subsidiaries have reflected all significant uncertain U.S. federal income tax positions on Schedule UTP to IRS Form 1120.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(n) The entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes is listed on Schedule 4.15(n). The taxable year of each of the Subsidiaries of the Company that is organized outside the United States ends on December 31.

(o) Neither the Company nor any of its Subsidiaries is required to, or will be required to, include in subpart F income for any Tax period ending after the Closing Date any amounts determined under Section 965 of the Code, or to make any deferred payments with respect thereto in future taxable periods, including pursuant to Section 965(h) of the Code. Neither the Company nor any of its subsidiaries has made the election described in Section 965(h) of the Code.

(p) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(q) Neither the Company nor any of its Subsidiaries is or has been classified as a “surrogate foreign corporation” within the meaning of Section 7874 of the Code.

(r) To the extent required by applicable Law, the Company and each of its Subsidiaries has duly and timely filed each Form TD-F 90-22.1, Report of Foreign Bank and Financial Accounts, and each FinCEN Report 114, Report of Foreign Bank and Financial Accounts, required to be filed by the Company and each such Subsidiary and all such forms are true, correct and complete in all respects.

(s) Any losses for tax purposes incurred by a foreign branch of the Company or any of its Subsidiaries are not subject to the restrictions on deductibility of dual consolidated losses set forth in Section 1503(d) of the Code and the Treasury Regulations promulgated thereunder.

(t) As of the Closing Date, the unpaid current income Tax liabilities of the Company and its Subsidiaries (including those liabilities related to the Pre-Closing EV Transfer) as reflected in Estimated Closing Date Net Working Capital pursuant to Section 3.3 are sufficient to satisfy such current income tax liabilities.

Notwithstanding anything else in this Agreement, no breach or inaccuracy of any representation or warranty in this Section 4.15 (other than the representations and warranties set forth in Section 4.15(e), Section 4.15(j), Section 4.15(k), Section 4.15(o) and Section 4.15(p)) may be relied upon or otherwise provide any right to a Buyer Indemnitee to seek indemnification or other recovery with respect to Taxes relating to any Post-Closing Tax Period.

4.16 Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

4.17 Insurance. Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, general liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries. True and complete copies of such insurance policies have been made available to Buyer or its representatives. Except as set forth in Schedule 4.17, (a) as of the date hereof, none of the Company or any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any insurer under any such insurance policies listed (or required to be listed) on Schedule 4.17, canceling or materially adversely amending any such policy or denying coverage thereunder, and (b) all premiums on such insurance policies due and payable have been paid. With respect to those policies listed (or required to be listed) on Schedule 4.17, (i) they are in full force and effect and, to the knowledge of the Company, are free from any right of termination on the part of the insurance carriers; (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued; (iii) as of the date hereof, no written notice has been received by the Company or its Subsidiaries that indicates that material changes in any such policy are required as a condition to the continuation of coverage under, or renewal of, any such policy; (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has been denied insurance coverage under any such policy within the last year and (v) to the knowledge of the Company, each such policy is sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

4.18 Customers and Suppliers.

(a) Schedule 4.18(a)(i) sets forth the top twenty (20) customers of the Company and its Subsidiaries with respect to the Business (on a consolidated basis, and determined on the basis of the total dollar amount of sales to such customers) for the year ended December 31, 2018 and for the period between January 1, 2019 and March 31, 2019 (“Material Customers”), and, opposite the name of each Material Customer, the dollar amount of revenues from such Material Customer with respect to the Business during such periods. Except as set forth on Schedule 4.18(a)(ii), (i) all Material Customers continue to be customers of the Company and its Subsidiaries and none of such Material Customers has materially reduced, nor has the Company or any of its Subsidiaries received any written, or to the knowledge of the Company, oral notice from any Material Customer indicating that such Material Customer will materially reduce its business with the Company or any of its Subsidiaries with respect to the Business from the levels achieved during the year ended December 31, 2018, (ii) no Material Customer has terminated its relationship with the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any written, or to the knowledge of the Company, oral notice that any Material Customer intends to do so, (iii) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer and (iv) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any of its other customers.

(b) Schedule 4.18(b)(i) sets forth the top twenty (20) suppliers of the Company and its Subsidiaries with respect to the Business (on a consolidated basis, and determined on the basis of the total dollar amount of purchases from such suppliers) for the year ended December 31 2018 and for the period between January 1, 2019 and March 31, 2019 (“Material Suppliers”), and, opposite the name of each Material Supplier, the dollar amount of purchases from such Material Supplier with respect to the Business during such periods. Except as set forth on Schedule 4.18(b)(ii), (i) all Material Suppliers continue to be suppliers of the Company and its Subsidiaries and none of such Material Suppliers has materially reduced, nor has the Company or any of its Subsidiaries received written, or to the knowledge of the Company, oral notice from any Material Supplier indicating that such Material Supplier will materially reduce its business with the Company or any of its Subsidiaries from the levels achieved during the year ended December 31, 2018, (ii) no Material Supplier has terminated its relationship with the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any written, or to the knowledge of the Company, oral notice that any Material Supplier intends to do so, (iii) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Supplier and (iv) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any of its other suppliers.

4.19 Machinery, Equipment and Other Tangible Personal Property; Sufficiency of Assets.

(a) Except as set forth on Schedule 4.19(a), the Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries and used in the conduct of the Business, free and clear of all Liens, other than Permitted Liens. All such material machinery, equipment and other tangible personal property, taken as a whole, is (a) in all material respects in good working order and condition, ordinary wear and tear excepted, (b) is, to the knowledge of the Company, free of material defects; and (c) is adequate, in all material respects, for the uses to which it is currently being put, and to the knowledge of the Company, none of such machinery, equipment or other tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs in the ordinary course of business.

(b) On the Closing Date, and following the completion of the Pre-Closing EV Transfer, the Company and its Subsidiaries will own, lease or have the legal right to use all of the rights, properties and assets required for the continued conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

4.20 Real Property.

(a) Schedule 4.20 lists all Owned Real Property, the current use of such property and the addresses thereof. Except as set forth on Schedule 4.20, or except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and insurable fee simple title to all Owned Real Property, free and clear of all Liens (other than any Permitted Liens).

(b) Schedule 4.20 sets forth true and complete lists of (i) each lease, undertaking, sublease, license, concession, occupancy agreement or other Contract, with respect to Leased Real Property, to which the Company or one of its Subsidiaries is a party, including all amendments, extensions, renewals, guaranties and other agreements related to, used by, necessary for the conduct of or held for use by the Company or any of its Subsidiaries (the “Real Property Leases”) and (ii) all real property locations not otherwise set forth in subclause (i) where the Company or its Subsidiaries operates without a written agreement. The Company has delivered to Buyer a true and complete copy of each Real Property Lease or, for any oral Real Property Lease, a true and complete description of the material terms (including rent, location and term) thereof.

(c) With respect to each Real Property Lease:

(i) (A) such Real Property Lease is valid, binding, enforceable and in full force and effect, and (B) the Company or such Subsidiary, as applicable, enjoys peaceful and undisturbed possession of the premises demised by such Lease except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(ii) the Company or such Subsidiary, as applicable, is not in material breach or material default under such Real Property Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a material breach or material default;

(iii) the Company or such Subsidiary, as applicable, has paid all rents, deposits and additional rents due and payable under such Real Property Lease and no security deposit or portion thereof has been applied in respect of a breach or deposit under such Real Property Lease that has not been redeposited in full, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(iv) the Company or such Subsidiary, as applicable, has not received, and has not given, any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or such Subsidiary, as applicable, under any of the Real Property Leases;

(v) to the knowledge of the Company, no other party thereto is in material default thereof or exercised any termination rights with respect thereto;

(vi) the Company or such Subsidiary, as applicable, has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any material portion thereof; and

(vii) the Company or such Subsidiary, as applicable, has not pledged, mortgaged or otherwise granted a Lien (other than any Permitted Lien) on its leasehold interest in any Leased Real Property.

(d) As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice of: (i) violations of building codes, zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, (iii) existing, pending or threatened, zoning, building code or other moratorium proceedings, (iv) existing, pending or tax assessment proceedings or (v) similar matters that, in each case, could reasonably be expected to adversely affect the operation of the Real Property. As of the date hereof, neither the whole nor any material portion of the Real Property has been damaged or destroyed by fire or other casualty.

(e) The Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the conduct of the Company’s or its Subsidiaries’ operations as of the date hereof and constitutes all of the real property necessary to conduct the Company or any of its Subsidiaries’ respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property. There are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase the Owned Real Property or the Company’s or any of its Subsidiaries’ respective leasehold interests in the Leased Real Property.

4.21 Intellectual Property.

(a) Schedule 4.21(a) contains a true and complete list of all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, publication, or application serial number; the issue, registration, publication, or filing date; and, the current status.

(b) Schedule 4.21(b)(i) contains a true and complete list of all Company IP Agreements that are material to the Company and its Subsidiaries, taken as a whole, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company or any of its Subsidiaries is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company or any of its Subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person (including any Licensed Intellectual Property); and (iii) which otherwise relate to the Company’s or any of its Subsidiaries’ ownership or use of Intellectual Property. The Company has provided Buyer with true and complete copies of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or its Subsidiary that is party thereto in accordance with its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under, or has provided or received any notice of material breach of, or material default under, or an intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial (and, with respect to the Company IP Registrations, record) owner of all right, title, and interest in and to the Company Intellectual Property, and is licensed to use all Licensed Intellectual Property used or held for use in the conduct of the businesses of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens, other than Permitted Liens.

(d) The Company or one of its Subsidiaries has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who has developed any material Company Intellectual Property, whereby each such employee or independent contractor: (i) acknowledges the Company’s or its Subsidiary’s exclusive ownership of all right, title and interest in and to all intellectual property invented, created or developed by such employee or independent contractor (whether alone or jointly with any other such employee(s) or independent contractor(s)) during the course, or otherwise within the scope, of his or her employment or engagement with the Company or its Subsidiary; and (ii) to the extent that title to the same does not vest in the Company or its Subsidiary by operation of law, grants to the Company or its Subsidiary a present, irrevocable assignment of all right, title and interest such employee or independent contractor may have in or to such intellectual property. The Company or one of its Subsidiaries has entered into a binding, valid and enforceable written Contract with each Business Employee (as defined in the EV Closing Documents) restricting the use of any confidential or proprietary information of the Company or its Subsidiaries by any such Business Employee for any purpose other than in connection with his or her employment by or engagement with the Company or its Subsidiaries. There is no material Company Intellectual Property (other than “Common Parts IP” and “Licensed Technical Documentation”) that constitutes “Other Business Licensed IP,” each as defined in Section 1.1(a) of that certain Intellectual Property License Agreement executed in connection with the Pre-Closing EV Transfer and included in the EV Closing Documents.

(e) All assignments and other instruments necessary to establish, record and perfect the Company’s or its Subsidiaries’ ownership interest in the Company IP Registrations have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.

(f) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own or use any Company Intellectual Property in the Company’s or any of its Subsidiaries’ businesses as currently conducted. For the avoidance of doubt, and without limiting the foregoing, to the extent any Software (whether included in the Company Intellectual Property or the Licensed Intellectual Property) is the subject of any “general public”, “open source”, “copyleft” or other similar license(s) or distribution model(s), neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will require Company or any of its Subsidiaries to publicly distribute, disseminate or otherwise publish, in whole or in part, the source code of any such Software.

(g) Except as set forth on Schedule 4.21(g). all of the Company Intellectual Property subject to a Company IP Registration and issued by a Governmental Authority (and not merely applied for) is, to the knowledge of the Company, valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company and each of its Subsidiaries have taken all necessary steps to preserve the confidentiality of all material Trade Secrets and material Know-how included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(h) The conduct of the Company’s and its Subsidiaries’ businesses as currently and formerly conducted, including the use of the Company Intellectual Property, and the products, processes, and services of the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, the valid Intellectual Property rights of any Person in a way that would reasonably be likely to be material to the Company and its Subsidiaries. To the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(i) Within the past 24 months, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property of the Company.

(j) Except as set forth on Schedule 4.21(j), during the past three (3) years, there have been no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (A) alleging any infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; (B) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property; (C) challenging the Company’s or any of its Subsidiaries’ right, title or interest in or to any Company Intellectual Property or any Licensed Intellectual Property; or (D) by the Company or any of its Subsidiaries alleging any infringement, misappropriation, or other violation by any Person of any Company Intellectual Property. The Company and its Subsidiaries are not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

4.22 Environmental Matters. Except as set forth on Schedule 4.22:

(a) The Company and its Subsidiaries are, and have been, during the past three (3) years, in compliance, in all material respects, with all Environmental Laws and no environmental conditions exist that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law in each case that could be the basis for any material liability pursuant to any Environmental Law. The Company and its Subsidiaries hold, and are in material compliance with, all material Environmental Permits to permit the Company and its Subsidiaries to operate their respective assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted and any applications for renewal of such Environmental Permits have been submitted on a timely basis, in each case, in all material respects.

(b) There are no written or, to the knowledge of the Company, oral, claims, requests for information, demands, Actions, Orders or notices of violation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging material violations of or liability under any Environmental Law or relating to the Release of Hazardous Materials.

(c) There has been no Release of Hazardous Materials in contravention of applicable Environmental Laws, or which requires investigation or remediation under applicable Environmental Laws, in any case that would result in a material liability of the Company or any of its Subsidiaries following the Closing, with respect to any Real Property or any property formerly owned, operated or leased by the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not received a written, or, to the knowledge of the Company, oral notice that the Real Property or any real property currently or formerly owned, operated or leased in connection with the business of the Company or its Subsidiaries, including soils, groundwater, surface water, ambient air, indoor air, buildings and other structure located on any such real property, has been contaminated with any Hazardous Materials in concentrations and/or amounts that reasonably would be expected to result in a material liability of the Company or any of its Subsidiaries.

(d) Except as set forth in Schedule 4.22, there are no underground storage tanks, whether active or abandoned, at the Real Property.

(e) Except in compliance in all material respects with applicable Environmental Law, there is no asbestos nor any asbestos-containing materials or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property.

(f) Neither the Company nor any of its Subsidiaries has stored, treated, recycled or disposed of, or arranged for the storage, treatment, recycling or disposal of, any Hazardous Materials and none of the Company, its Subsidiaries, the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries are listed on, or has been proposed for listing on, the National Priorities List (Superfund Enterprise Management System or the Comprehensive Environmental Response, Compensation, and Liability Information System) under CERCLA, or any similar state or federal list.

(g) Neither the Company nor any of its Subsidiaries are aware of any current or proposed requirements under Environmental Law which could require capital expenditures in the next 12 months which are not shown on the Interim Financial Statements, other than such capital expenditures as would not be material.

(h) Except as set forth on Schedule 4.22 and except as would not be material, neither the Company nor any of its Subsidiaries has retained or assumed by contract or, to the knowledge of the Company, Law, any outstanding liabilities or obligations of third parties under any Environmental Law.

(i) The Company has delivered, or caused to be delivered, to Buyer copies of all material reports or environmental assessments (including any Phase I, Phase II reports) prepared within the past five (5) years concerning the Real Property or formerly owned or leased properties of the Company or any of its Subsidiaries, in each case in the possession or reasonable control of the Company.

4.23 Government Contracts. Schedule 4.23 contains a listing of each Government Contract and each Government Bid that would involve more than $200,000 in payments to the Company or any of its Subsidiaries. True and complete copies of each such Government Contract or Government Bid have been delivered to or made available to Buyer or its representatives. Since September 1, 2015, neither the Company nor any of its Subsidiaries has (a) breached or violated any Law, clause, provision or requirement pertaining to any Government Contract, (b) been suspended or debarred from bidding on Government Contracts by a Governmental Authority, (c) had any audits or investigations by any Governmental Authority with respect to any Government Contract that remain unresolved, (d) had any Government Contract terminated by any Governmental Authority for default or failure to perform, or (e) made any voluntary or mandatory disclosure to a Governmental Authority, in each case (a) through (e), which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and the Subsidiaries (as applicable) have complied in all material respects with all material terms and conditions of each Government Contract or Government Bid to which it is a party, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. In addition, since September 1, 2015, (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of the dates they were made (or deemed made), and the Company or such Subsidiary (as applicable) has complied in all material respects with all such representations and certifications; (ii) all information submitted by the Company or such Subsidiary (as applicable) in support of the negotiation of such Government Contract or Government Bid, or modification thereof, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete in all material respects, (iii) no Governmental Authority or any prime contractor, subcontractor or other Person has notified the Company or its Subsidiaries, either in writing or, to the knowledge of the Company, orally, that the Company or its Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (iv) neither the Company nor any of its Subsidiaries has been notified in writing or, to the knowledge of the Company, orally, by any Governmental Authority, any prime contractor, subcontractor or any other Person that any such Government Contract or Government Bid has been terminated for any reason and no cure notice or show cause notice is currently in effect pertaining to any such Government Contract or Government Bid; and (v) to the knowledge of the Company, no money due to the Company or any of its Subsidiaries pertaining to such Government Contract or Government Bid has been withheld or offset nor has any claim been made in writing to withhold or offset money.

4.24 Absence of Changes.

(a) From the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect on the Company and its Subsidiaries.

(b) Except as expressly contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 4.24, since the Balance Sheet Date to the date of this Agreement, in each case, with respect to the Business and excluding any actions taken in connection with the Pre-Closing EV Transfer:

(i) neither the Company nor any of its Subsidiaries has adopted or effected any material change in any method of accounting or material Tax accounting method, made or rescinded a material applicable Tax election inconsistent with past practice, settled or compromised any material Tax Contest, amended any material Tax Return or filed any claim for refund in a manner that could reasonably be expected to have an adverse effect on Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), entered into any material agreement with a Taxing Authority with respect to Taxes or a material accounting practice or procedure or any material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue;

(ii) there has been no declaration or payment of any dividends or distributions to the Members;

(iii) the Company and each of its Subsidiaries have used commercially reasonable efforts to preserve their respective businesses and maintain goodwill and relationships with its material customers and suppliers;

(iv) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any of its assets (other than obsolete, defective or scrap inventory or other product), tangible or intangible, other than in the ordinary course of business;

(v) neither the Company nor any of its Subsidiaries has entered into any Contract (or series of related Contracts) involving aggregate payments in excess of $2,500,000, other than in the ordinary course of business;

(vi) neither the Company nor any of its Subsidiaries has agreed to, nor has any Material Supplier requested, a price increase for any one supplier that would reasonably be expected to cause the aggregate spend by the Company and its Subsidiaries with such supplier to increase by more than ten percent (10%) on an annual basis;

(vii) neither the Company nor any of its Subsidiaries has agreed to, nor has any Material Customer requested, a price decrease for any one customer that would reasonably be expected to cause the aggregate revenue for the Company and its Subsidiaries with such customer to decrease by more than ten percent (10%) on an annual basis;

(viii) no party (including the Company and its Subsidiaries) has accelerated, terminated (excluding any expiration in accordance with its terms), materially adversely modified or canceled any Contract (or series of related Contracts) involving aggregate payments in excess of $2,500,000 to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, other than in the ordinary course of business;

(ix) there has not been any imposition of any Lien upon any asset of the Company or any of its Subsidiaries, other than a Permitted Lien;

(x) there has been no destruction of any of the material assets of the Company or any of its Subsidiaries, whether or not covered by insurance, or any material deterioration in, or damage to, the condition of such assets, other than in the ordinary course of business;

(xi) other than in the ordinary course of business, there has not been any purchase, lease or other acquisition of the right to own, use or lease any property or assets by the Company or any of its Subsidiaries for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $1,000,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(xii) neither the Company nor any of its Subsidiaries has (i) entered into, terminated or materially modified the terms of any written employment arrangement with any employees, outside the ordinary course of business, (ii) granted any material severance or material termination pay or material retention bonus or material change in control bonus or (iii) adopted, materially increased benefits under, materially modified or terminated any Company Benefit Plan except as required by the terms of the Company Benefit Plan, to comply with applicable Law or in the ordinary course of business;

(xiii) neither the Company nor any of its Subsidiaries has modified the employment terms of any employee for the purpose of excluding such employee from full-time status for purposes of the Affordable Care Act; and

(xiv) neither the Company nor any of its Subsidiaries has entered into any Contract to take any of the actions listed in clauses (i) through (xiii) above.

4.25 Affiliate Matters. Except (a) as set forth on Schedule 4.25, (b) the Company Benefit Plans, (c) Contracts relating to labor and employment matters set forth on Schedule 4.14(e), (d) contracts between or among the Company and any of its Subsidiaries and (e) contracts entered into on an arms’-length basis and in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Carlyle Investment Management L.L.C., on the other hand, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and any Related Person of the Company or any of its Subsidiaries, on the other hand, in each case, with respect to the Business.

4.26 Data Security.

(a) The Company and its Subsidiaries maintain policies and procedures regarding security, privacy, and use of personal data that are commercially reasonable, consistent with applicable Law and with industry practices relevant to the their respective businesses. Neither the Company nor any of its Subsidiaries is subject to any pending, or to the knowledge of the Company, threatened Action, nor has the Company or any of its Subsidiaries received, within the past twelve (12) months of the date hereof any notice alleging that it has (i) experienced a security, data or other breach adversely affecting its protection of personal data, Personally Identifiable Information, or (ii) violated any Person’s privacy rights, privacy-related Law or privacy policy.

(b) The Company and its Subsidiaries, for the past three (3) years, have complied, in all material respects, with applicable Laws, contractual and fiduciary obligations, the Company’s and its Subsidiaries’ respective terms of use and service Contracts, and any privacy policies published by the Company or any of its Subsidiaries relating to (i) the privacy of users of the Internet websites and mobile applications owned, maintained or operated by the Company or any of its Subsidiaries (collectively, the “Company Sites”), (ii) any services provided to customers of the Company or any of its Subsidiaries, or (iii) the collection, storage, use, transfer, sharing, disposal or processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries or maintained by third parties having authorized access to such information (collectively, all of the foregoing, the “Company Site Policies”). The execution, delivery and performance of this Agreement complies, in all material respects, with applicable Laws relating to privacy and with the Company Site Policies published by the Company or any of its Subsidiaries, and with all contractual and fiduciary obligations of the Company and its Subsidiaries. True and complete copies of all current Company Site Policies published by the Company or any of its Subsidiaries have been provided to Buyer.

(c) The Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to (i) protect the confidentiality of confidential information and trade secrets of the Company and its Subsidiaries or of any third party that has provided any confidential information or trade secrets to the Company or any of its Subsidiaries, and (ii) ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no loss, unauthorized access or misuse of Personally Identifiable Information, nor has the Company or any of its Subsidiaries experienced an event that requires it under applicable Law to provide notice to any third party or Governmental Authority of any loss or misuse of or unauthorized access to Personally Identifiable Information pursuant to applicable Laws.

(d) Neither the Company nor any of its Subsidiaries is aware of any material errors, bugs or defects with respect to any of the Owned Software or the Company Sites that the Company reasonably believes it cannot fix in the ordinary course of business or which otherwise will adversely affect the use or functionality of such Owned Software or the Company Sites.

(e) To the knowledge of the Company, all Company Sites, the Owned Software and information technology systems used by the Company or any of its Subsidiaries are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Sites, Owned Software, systems, data or other software (“Contaminants”). The Company and its Subsidiaries have taken commercially reasonable steps to prevent the introduction of Contaminants into such Company Sites, Owned Software and information technology systems used by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used by them, and have required their respective vendors and any necessary third parties to take commercially reasonable steps to protect any information technology systems used in connection with the operations of the business of the Company and its Subsidiaries. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems.

4.27 Product Liability; Product Warranty. Schedule 4.27 contains a true, correct and complete copy of the standard warranty or warranties of the Company and its Subsidiaries (including terms and conditions) for sales of products (the “Company Warranty”) with respect to the Business, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of products. With respect to Contracts with Material Customers entered into in the past three (3) years, neither the Company nor any of its Subsidiaries are bound by any terms, conditions, warranties, commitments or obligations with respect to the sale of any products or services of the Company that are not included in the Contract with such Material Customer or that differ in any material respect from the Company Warranty. In the past three (3) years, no product sold by the Company or any of its Subsidiaries has been the subject of any replacement, field fix, retrofit, modification or recall campaign by the Company or any of its Subsidiary, and no such campaign is being conducted by the Company or any of its Subsidiaries or is required to be conducted by any Governmental Authority, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to any, and, to the knowledge of the Company, there is no threatened, Action or Order relating to alleged defects in the products or services provided by the Company or any of its Subsidiaries that are part of the Business or the failure of any such products or services to meet the warranty specifications applicable thereto.

4.28 Accounts Receivable; Accounts Payable.

(a) Except as set forth on Schedule 4.28, and excluding, for purposes of this Section 4.28, any accounts receivable from Buyer or any of its Affiliates, all accounts receivable of the Company and its Subsidiaries reflected on the Interim Financial Statements or arising after the date thereof (i) are valid and existing; (ii) represent monies due for goods sold or services rendered in bona fide transactions in the ordinary course of business; and (iii) to the knowledge of the Company, are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other Liens. Except as shown on Schedule 4.28, all such accounts receivable are current, and to the knowledge of the Company, there is no dispute regarding the collectability of any such accounts receivable.

(b) All accounts payable of the Company and its Subsidiaries arose in bona fide arms-length transactions in the ordinary course of business and no account payable is delinquent by more than sixty (60) days in its payment.

4.29 Pre-Closing EV Transfer. The closing of the Pre-Closing EV Transfer has occurred and the Company has delivered, or caused to be delivered, to Buyer a duly executed copy of the acquisition agreement governing the terms of the Pre-Closing EV Transfer, including all schedules and exhibits thereto, and duly executed copies of any agreement, document or instrument delivered or required to be delivered pursuant to the Pre-Closing EV Transfer (assuming any such agreement, document or instruction is required to be delivered on or prior to the date hereof) (collectively, the “EV Closing Documents”). The EV Closing Documents are each in full force and effect and represent the valid and binding obligation of the Company or one of its Subsidiaries, on the one hand, and, to the knowledge of the Company, the other parties thereto, on the other hand. The EV Closing Documents are each enforceable by the Company and its Subsidiaries (and by Buyer following the Closing) against the other parties thereto in accordance with their respective terms, subject to the Remedies Exceptions. Except for those liabilities, commitments and obligations arising out of the EV Closing Documents, neither the Company nor any of its Subsidiaries has any liability, commitment or obligation with respect to the Pre-Closing EV Transfer.

4.30 No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their Affiliates, oral or written, express or implied, and the Company hereby disclaims any such other representations and warranties, and, except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, shareholders, partners, members or representatives.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the Schedules, Buyer and Merger Sub represent and warrant to the Company as follows:

5.1 Corporate Organization. Each of Buyer and Merger Sub has been duly organized and is validly existing as a corporation in good standing under the Laws of Indiana, in the case of Buyer, and as a limited liability company in good standing under the Laws of the State of Delaware, in the case of Merger Sub, and has the organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation, bylaws, certificate of formation and limited liability company agreement, as applicable, of each of Buyer and Merger Sub previously delivered by Buyer to the Company are true and complete. Each of Buyer and Merger Sub is duly licensed or qualified and (where applicable) in good standing as a foreign legal entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. Buyer owns, beneficially and of record, all of the outstanding membership interests of Merger Sub, free and clear of all Liens.

5.2 Due Authorization. Each of Buyer and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer and sole member of Merger Sub, and no other organizational proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole member of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Holder Representative) this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.

5.3 No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject or by which any property or asset of Buyer or Merger Sub is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer or any Subsidiary of Buyer (including Merger Sub), or (c) violate any provision of or result in a breach of any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) would not reasonably be expected to (i) be material to Buyer and its Subsidiaries, taken as a whole, or (ii) materially and adversely affect the ability of Buyer and its Subsidiaries to enter into and perform their respective obligations under this Agreement.

5.4 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. There is no unsatisfied judgment or any open injunction binding upon Buyer or Merger Sub which would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

5.5 Governmental Consent. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Buyer or Merger Sub with respect to Buyer or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any foreign competition Law and the French Foreign Investment Laws, (b) compliance with any applicable securities Laws, (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected (i) be material to Buyer or Merger Sub, or (ii) materially and adversely affect the ability of Buyer or Merger Sub, in a timely manner, to enter into, perform its obligations under, or to consummate the transactions contemplated by, this Agreement, and (d) as otherwise disclosed on Schedule 5.5.

5.6 No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

5.7 Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.8 Closing Payment. Buyer has, and will have as of the Closing, sufficient funds, from cash on hand and/or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration at Closing, (b) effecting the repayment or refinancing of all Funded Debt of the Company as of the Closing Date required to be repaid or refinanced in connection with the Closing and (c) paying all related fees and expenses in accordance with the terms of this Agreement. Neither Buyer nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

5.9 No Fraudulent Intent. None of Buyer or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

5.10 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Buyer and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, nor any of its or their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, oral or written, express or implied (and neither Buyer nor Merger Sub has relied on any representation, warranty or other statement of the Company or any of its Affiliates, or any of its or their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in this Agreement and in the Schedules, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement and in the Schedules; provided, however, that nothing in this Section 5.10 or elsewhere in this Agreement or in the Schedules will limit any remedy Buyer may have for Fraud. Except as otherwise expressly set forth in this Agreement, each of Buyer and Merger Sub understands and agrees that, should the Closing occur, any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and, subject only to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

5.11 No Additional Representations or Warranties. Except as provided in this Article V, neither Buyer or Merger Sub or their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives and no such party shall be liable in respect of the accuracy or completeness of any such information provided to the Company or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE VI.
COVENANTS OF THE COMPANY

6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1, as contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), use its commercially reasonable efforts to (i) operate the Business in the ordinary course, substantially in accordance with past practice and (ii) maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or any of its Subsidiaries in all material respects. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, take any action that would cause any of the changes, events or conditions described in Section 4.24 (other than clause (x) thereof) to occur.

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as such representatives may reasonably request for the purpose of satisfying Buyer’s obligations hereunder (including with regard to the satisfaction of closing conditions pursuant to Article IX and for the purpose of preparing for the operation of the Business following the Closing); provided, that (i) such inspection shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; and (ii) shall be subject to any advance restrictions in leases for Leased Real Property; provided, further, that Buyer and its representatives shall not be permitted to perform any environmental sampling or testing at any real property owned or leased by the Company or any of its Subsidiaries, including sampling or testing of soil, groundwater, surface water, building materials, or air emissions or wastewater discharges. All confidential information obtained by Buyer, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made to such representatives of the Company as the Company shall designate.

6.3 HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to), promptly but in no event later than ten (10) Business Days after the date hereof, comply with the notification and reporting requirements of the HSR Act and, as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable foreign competition Law. The Company shall use its reasonable best efforts to (a) obtain clearance under the HSR Act and (b) substantially comply with any Antitrust Information or Document Requests. The Holder Representative shall use its reasonable best efforts to furnish to Buyer all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement, including any information requests required to comply with the French Foreign Investment Laws. The Holder Representative shall promptly inform Buyer’s outside counsel of any oral communication from, and provide outside counsel to Buyer, copies of written communications from, any Governmental Authority regarding any such filings or otherwise relating to the transactions contemplated by this Agreement. The Holder Representative shall not participate in any meeting, teleconference or other discussion with any Governmental Authority in respect of any filings, investigation, inquiry, or other matter relating to the transactions contemplated by this Agreement without giving Buyer reasonable prior notice and the opportunity to attend and participate. The Holder Representative will consult and cooperate with Buyer in connection with, will give Buyer’s outside counsel a reasonable opportunity to review in advance, and will consider in good faith the comments and views of Buyer in connection with, all filings, submissions, papers, material communications, analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement. The Company shall be responsible for (i) fifty percent (50%) of the fees payable to the Antitrust Authorities and (ii) one hundred percent (100%) of (A) counsel fees and expenses of the Company and (B) retained expert, including economist, fees and expenses of the Company, in each case in connection with the transactions contemplated by this Agreement.

6.4 Termination of Certain Agreements; Certain Actions in Respect of Options; Consents. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Contract listed on Schedule 6.4(a) to the extent such Contract will not terminate in accordance with its terms in connection with the transactions contemplated by this Agreement. Prior to the Closing, the Board of Managers of the Company will take such action necessary to provide for the treatment of the Options contemplated by Section 3.1(a).

6.5 Section 280(G) of the Code. The Company will (a) no later than five (5) Business Days prior to the Closing Date, use commercially reasonable efforts to obtain, in a manner compliant with the requirements of Section 280G(b)(5)(B) of the Code and Q/A 7 of Treasury Regulation Section 1.280G-1, from each “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) who is entitled to receive any payment or benefit that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code), a waiver of each such disqualified individual’s right to some or all of such payments or benefits (the “Waived 280G Benefits”) so that the deduction of all remaining payments and benefits, if any, shall not be limited by the application of Section 280G of the Code; and (b) no later than two (2) Business Days prior to the Closing Date, with respect to each such disqualified individual who executes such waiver, take all actions necessary to submit for approval by the Company’s stockholders (in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1), in form and substance satisfactory to the Company, the right of any such disqualified individuals to receive (or retain) the Waived 280G Benefits (the “Stockholder Vote”). Buyer shall have the right to review and comment on all documents to be delivered to the disqualified individuals and stockholders in connection with such vote and any required disqualified individual waivers, and the Company shall reflect all reasonable and timely comments of Buyer thereon. If any of the Waived 280G Benefits fail to be approved by the Company’s stockholders as contemplated in this Section 6.5, such Waived 280G Benefits shall not be paid or provided, to the extent the applicable disqualified individual executes the waiver described in this Section 6.5.

6.6 No Solicitation of Transactions. During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Article X or the Closing Date, neither the Holder Representative nor the Company shall (and the Holder Representative and the Company shall not authorize their or any of their respective Subsidiaries’ respective managers, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Holder Representative’s, the Company’s or any of its Subsidiary’s control, other Affiliates) to take any action to (a) solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (c) participate in any way in negotiations with, or furnish any information to, any Person in connection with or the making of any proposal that constitutes an Acquisition Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal.

6.7 Confidentiality. Buyer and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. For a period of two (2) years following the Closing Date, the Holder Representative shall keep, and shall cause its controlled Affiliates to keep, and shall direct its other Related Persons to keep, in strict confidence, and will not, directly or indirectly, at any time, disclose to any third party any Confidential Information, without the prior written consent of Buyer, unless and except to the extent that such disclosure is (a) to its Related Persons who have a need to know such information and are informed of their obligation to hold such information confidentially to the same extent as applicable to the Holder Representative, (b) required by Law, (c) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby and (d) to any financing source or underwriter in connection with such Person’s due diligence. Notwithstanding anything herein to the contrary, if the Holder Representative or its Related Persons is required by Law to disclose any Confidential Information, the Holder Representative shall promptly notify Buyer in writing (to the extent practicable and permitted by Law) and shall disclose that portion of such information which the Holder Representative is advised by its counsel (which may be in-house counsel) is required by Law to be disclosed; provided that the Holder Representative shall use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Upon Buyer’s request, the Holder Representative will deliver, or cause to be delivered, to Buyer (at Buyer’s sole cost and expense) all tangible embodiments relating to the Confidential Information that the Holder Representative or any of its Affiliates possesses or has under such Person’s control. The Parties acknowledge and agree that the Holder Representative may disclose the terms and existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities, so long as any such information that is confidential is used solely for such purpose and is not disclosed or used for any other purposes by the Holder Representative or any such recipient or in a manner that would constitute a breach or violation of the Confidentiality Agreement.

6.8 Preservation of Records. During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Article X or the Closing Date, the Company and its Subsidiaries agree that they shall, at their own expense, use commercially reasonable efforts to preserve and keep the records owned and held by them, as applicable, including any and all invention disclosures, corporate, purchasing and sales records, data and communications relating to ongoing business development activities, vendor lists, accounting and financial records, product documentation, product specifications, marketing documents and the like, in each case (a) pertaining to the Business and (b) in any format, including written, printed or electronic format (collectively, the “Records”). As of the Closing Date, the Records shall be and shall remain the property of the Company or such Subsidiary.

6.9 Delivery of Financial Statements.

(a) The Company shall deliver, or shall cause to be delivered, to Buyer, within 10 Business Days following the end of each month during the period between the date hereof and the Closing Date, unaudited consolidated financial statements for such month, in the format provided to the lenders under the Credit Agreement.

(b) Prior to the Closing, the Company shall deliver, or shall cause to be delivered, to Buyer, unaudited consolidated quarterly statements of operations of the Company and its Subsidiaries for (i) the fiscal quarters ending June 30 and March 31, 2019, (ii) each quarter of fiscal year ended December 31, 2018, and (iii) the fiscal quarter ended December 31, 2017, in each case, that includes pro forma adjustments to reflect the transactions contemplated by the Pre-Closing EV Transfer, which quarterly statements of operations shall be prepared from the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the results of operations of the Business for the respective quarters then ended (the “Quarterly Proforma Statements of Operations”). The Quarterly Proforma Statements of Operations will be prepared by showing adjustments made in a manner generally consistent with the statement of operations included in the Pro Forma Financial Statements taking into account the Company’s historical quarterly statements of operations since October 1, 2017 (the “Historical Quarterly Statements of Operations”). The Historical Quarterly Statements of Operations have been prepared in accordance with GAAP, except for the absence of normal year-end adjustments and reclassifications, none of which would be material in amount, individually or in the aggregate, and for the absence of footnotes and other disclosure of presentation items, in a manner consistent with Schedule 6.9(b).

6.10 EV Closing Documents. During the period prior to the Effective Time or the earlier termination of this Agreement, the Company shall not, and shall cause the applicable parties to any EV Closing Document to not, amend, waive, modify or cancel, in any material respect, any provision of such EV Closing Document.

ARTICLE VII.
COVENANTS OF BUYER

7.1 HSR Act and Other Government Approvals.

(a) In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its Affiliates to) (i) file promptly, but in no event later than ten (10) Business Days after the date hereof, a Notification and Report Form pursuant to the HSR Act, and use its reasonable best efforts to obtain clearance under the HSR Act, (ii) as soon as practicable, make all filings or submissions with Governmental Authorities as may be required under any applicable antitrust or competition Law and (iii) as soon as practicable, make or cause to be made the French Foreign Investment Filing under the French Foreign Investment Laws. Buyer shall substantially comply with any Antitrust Information or Document Requests or any information requests under the French Foreign Investment Laws and use its reasonable best efforts to make or obtain, as soon as practicable, all filings with, notices to or approvals, consents or waivers of all other Governmental Authorities required in connection with the transactions contemplated hereby.

(b) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement as soon as possible (but in any event prior to the Termination Date). In furtherance and not in limitation of the foregoing, Buyer shall, and shall cause its Affiliates to, (i) use reasonable best efforts to comply at the earliest practicable date with any Antitrust Information or Document Requests or any information requests under the French Foreign Investment Laws and (ii) cooperate with the Company in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. Buyer shall use its reasonable best efforts to furnish to the Company all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Buyer shall promptly inform the Company’s outside counsel of any oral communication from, and provide outside counsel to the Company copies of written communications from, any Governmental Authority regarding any such filings or otherwise relating to the transactions contemplated by this Agreement. Buyer shall not participate in any meeting, teleconference or other discussion with any Governmental Authority in respect of any filings, investigation, inquiry, or other matter relating to the transactions contemplated by this Agreement without giving the Company reasonable prior notice and the opportunity to attend and participate. Buyer will consult and cooperate with the Company in connection with, will give the Company’s outside counsel a reasonable opportunity to review in advance, and will consider in good faith the comments and views of the Company in connection with, all filings, submissions, papers, material communications, analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the actions and obligations described in Section 7.1(b), Buyer shall, and shall cause each of its Affiliates to, take any and all actions required or necessary to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, including any objection asserted under the HSR Act and any antitrust or competition Law or under the French Foreign Investment Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law (including the HSR Act or any antitrust or competition Law or the French Foreign Investment Laws), Buyer shall use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned as soon as possible (but in any event prior to the Termination Date) any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, subject to Section 7.1(d).

(d) Buyer and the Company may mutually agree that litigation is not in their respective best interests. Buyer shall not, without the written consent of the Company, “pull and refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action without prior written approval from the Company with respect to any filing made with any Antitrust Authority.

(e) Buyer further agrees that it shall, to the extent necessary to obtain the approval, clearance, waiver or consent from any Governmental Authority, or the expiration of any waiting period, required to satisfy the conditions set forth in Section 9.1(a) or Section 9.1(b), as applicable, as soon as practicable after the date hereof, or to avoid the entry of or have lifted, vacated or terminated any Law enacted, entered, promulgated, enforced or issued by any Governmental Authority restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any assets or businesses of the Company or any of its Subsidiaries and/or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, amendment, or modification of, or any other action or remedy with respect to, any of Buyer’s or any of its Affiliates’, or the Company’s or any of its Subsidiaries’ existing relationships and contractual rights and obligations, and the creation of any new relationships, contractual rights and obligations or other agreements; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain or operate, any of the assets or businesses of the Company or any of its Subsidiaries and/or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii) and (iii) of this Section 7.1(e)) necessary to vacate, modify or suspend such injunction or order. Notwithstanding anything to the contrary herein, Buyer’s obligations under Section 7.1(b) or this Section 7.1(d) shall be absolute and not qualified by “commercially reasonable efforts” or “reasonable best efforts”. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or businesses of Buyer or any of its Affiliates to be sold, licensed or otherwise disposed or held separate thereafter (including the businesses and assets of the Company and its Subsidiaries) or requiring terminating any existing relationships and contractual rights and obligations of Buyer or any of its Affiliates or the Company or any of its Subsidiaries shall not, individually, or in the aggregate (together with one or more other changes, events, circumstances, developments or facts) be deemed a failure to satisfy any condition specified in Article IX. Between the date hereof and the Closing, Buyer will not, and will cause its Affiliates not to, (i) directly or indirectly, through merger, consolidation or otherwise, acquire any capital stock or other equity interest in, or all or any substantial portion of the assets of, any Person, (ii) merge or consolidate with any Person or (iii) agree to take any action referred to in clauses (i) or (ii) of this sentence.

(f) Buyer shall be responsible for (i) fifty percent (50%) of the fees payable to the Antitrust Authorities and (ii) one hundred percent (100%) of (A) counsel fees and expenses of Buyer and (B) retained expert, including economist, fees and expenses of Buyer, in each case in connection with the transactions contemplated by this Agreement.

7.2 Indemnification and Insurance.

(a) From and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, manager, officer, employee and agent of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, managers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws, limited liability company agreement and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) On or prior to the date hereof, the Company shall, purchase “tail” coverage (the “Run-Off Policy”), through its current insurance broker for directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage for a period of six (6) years from the Effective Time; provided, however, that (i) Buyer or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof. The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.2 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, the Surviving Company or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement, operating agreement, indemnification agreement or other document or agreement and/or pursuant to this Section 7.2 (any of the foregoing, an “Indemnification Obligation”), Buyer shall, and shall cause the Surviving Company and its Subsidiaries to (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Buyer’s, the Surviving Company’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary), (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Surviving Company or its Subsidiaries or Buyer must perform its expense advancement and reimbursement, and indemnification obligations, under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Buyer or the Surviving Company or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Buyer, the Surviving Company or its Subsidiaries, and Buyer or the Surviving Company or its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by Buyer or the Surviving Company or its Subsidiaries under any Indemnification Obligation. Buyer, on the one hand, and the Holder Representative, on the other hand, shall each bear fifty percent (50%) of the cost of the Run-Off Policy.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Company. In the event that Buyer or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

(d) Buyer shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

7.3 Employment Matters.

(a) Buyer agrees that for a period of twelve (12) months after the Closing Date or, as to any employee whose employment is terminated prior to the end of such twelve (12)-month period, the period beginning on the Closing Date and ending on the date of termination of such employee’s employment with Buyer or any of its Affiliates (including the Surviving Company and its Subsidiaries)), Buyer shall provide (or cause the Surviving Company to provide) each employee who continues in the employ of Buyer, the Surviving Company or any of their Subsidiaries following the Closing Date (a “Continuing Employee”) at least the same base salary or wage rate, as applicable, and other employee benefit plans, programs and arrangements, in each case, consistent with the base salary or wage rate, as applicable, and employee benefit plans, programs and arrangements for similarly situated employees of Buyer as of the Closing Date. No provision of this Agreement shall be construed to (1) entitle any Continuing Employee to continue his or her employment with Buyer for any period of time, (2) interfere with the rights of Buyer to discharge or discipline any Continuing Employee (provided that any such discharge or discipline is effected in accordance with applicable Law) or (3) change the terms of any Continuing Employee’s employment (including with respect to such Continuing Employee’s base salary, wage rate, employee benefits, programs and arrangements).

(b) From and after the Closing, Buyer shall give each Continuing Employee full credit, solely for purposes of eligibility for severance and accrued and unused vacation, and not for purposes of eligibility, vesting or benefit accrual under any other employee benefit, program or arrangement of Buyer that covers such Continuing Employee following the Closing Date, to the same extent recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service.

(c) Buyer shall (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give full credit under the welfare plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, as if there had been a single continuous employer.

(d) Nothing in this Section 7.3 shall (i) be construed as an amendment or other modification of any Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of Buyer, the Surviving Company or any of their respective Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan.

7.4 Retention of Books and Records. Buyer shall cause the Surviving Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of six (6) years from the Closing Date or such longer time as may be required by Law, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at such Person’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice solely for the purpose of obtaining information reasonably necessary for Tax filings, accounting, legal defense, financial reporting and other similar needs.

7.5 Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, directly or indirectly, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Company or the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or the Company’s Subsidiaries, concerning the Company, any of its Subsidiaries or the transactions contemplated hereby without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in no event will this Section 7.5 limit, or be construed to limit, Buyer’s conduct of its own business (including through its Affiliates) in the ordinary course of business and unrelated to the Company, its Subsidiaries or the transactions contemplated hereby, including, but not limited to, any contact or communication by Buyer with the employees, customers, suppliers, distributors or licensors of Buyer or any other Persons having a business relationship with Buyer in the ordinary course of business and unrelated to the Company, its Subsidiaries, or the transactions contemplated hereby.

ARTICLE VIII.
 JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as possible (but in any event prior to the Termination Date). Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger.

8.2 Escrow Agreement. Each of the Company, the Holder Representative and Buyer shall execute and deliver to one another, at the Closing, the Escrow Agreement in the form attached hereto as Annex C (the “Escrow Agreement”).

8.3 Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

8.4 Notice of Events.

(a) During the period prior to the Effective Time or the earlier termination of this Agreement, Buyer shall promptly notify the Holder Representative in writing if Buyer obtains Knowledge of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would reasonably be expected to cause or constitute a material breach of any of its representations or warranties contained herein had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in each case in the foregoing clauses (i) and (ii), to the extent that such material breach or material failure would reasonably be expected to cause any of the conditions set forth in Section 9.3 to not be satisfied.

(b) During the period prior to the Effective Time or the earlier termination of this Agreement, the Holder Representative or the Company shall promptly notify Buyer in writing if either obtains Knowledge of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would reasonably be expected to cause or constitute a material breach of any of the Company’s representations or warranties contained herein had such representation or warranty been made as of the time of the discovery of such event, fact or condition and (ii) any material failure on the part of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in each case in the foregoing clauses (i) and (ii), to the extent that such material breach or material failure would reasonably be expected to cause any of the conditions set forth in Section 9.2 to not be satisfied.

(c) No such notice by the Company, the Holder Representative, Merger Sub or Buyer, as applicable, pursuant to this Section 8.4(c) shall be deemed to cure any breach for purposes of Article IV or Article V or have any effect on any of the obligations of the parties pursuant to this Agreement.

8.5 Tax Matters.

(a) The Buyer Indemnitees shall be entitled to indemnification solely from the Indemnity Escrow Account for the following: (A) all Taxes of the Company and any of its Subsidiaries attributable to Pre-Closing Tax Periods, including all Taxes attributable to the portion of a Straddle Period ending on and including the Closing Date (as described in Section 8.5(c)); (B) all Taxes of any other Person that the Company or any its Subsidiaries is liable for under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as a result of its participation in a combined, consolidated or similar group prior to the Closing, or as a transferee or successor as a result of transaction entered into prior to the Closing; (C) all Taxes attributable to a Pre-Closing Tax Period for which the Company or any of its Subsidiaries is liable by reason of having been a party to a Tax allocation, Tax sharing, or Tax indemnity agreement which agreement was entered into prior to the Closing; (D) any Losses resulting from a breach of any representation and warranty included in Section 4.15 (Taxes); (E) any Tax liabilities imposed on Buyer, the Company or any of its Subsidiaries post-Closing attributable to “global intangible low-taxed income” (within the meaning of Section 951A of the Code) earned by a Subsidiary of the Company that is a controlled foreign corporation (and of which the Company or any of its Subsidiaries are or were a “United States Shareholder” (within the meaning of Section 951(b) of the Code)) during the period January 1, 2019 through and including the Closing Date; (F) any Tax liability imposed pursuant to Section 965 of the Code and any obligation to make deferred payments pursuant to Section 965(h) of the Code with respect to the Subsidiaries of the Company that are organized in jurisdictions outside the United States; (G) Transfer Taxes that should have been but were not included in the final determination of Company Transaction Expenses pursuant to Section 8.5(h); and (H) any Tax liabilities incurred as a result of the Pre-Closing EV Transfer. For the avoidance of doubt, notwithstanding the foregoing, (i) in no event will any Buyer Indemnitee be entitled to recover any amounts pursuant to this Section 8.5(a) to the extent a liability in respect of such amount was included in the final determination of the Price Components (the intention of this provision to be to avoid “double counting”); and (ii) in no event will any Buyer Indemnitee be entitled to indemnification pursuant to this Section 8.5(a) for any Transfer Taxes other than Transfer Taxes that should have been but were not included in Company Transaction Expenses pursuant to Section 8.5(h).

(b) (i) Holder Representative shall timely prepare, or shall cause to be prepared, the initial filing of all income Tax Returns of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods (other than Straddle Periods) with an initial due date (including applicable extensions) after the Closing Date (“Pre-Closing Tax Returns”), at its own expense; provided, however, that the Holder Representative shall provide a copy of such Pre-Closing Tax Return to Buyer together with supporting working papers for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least thirty (30) calendar days prior to the date (taking into consideration extensions to file) on which such Pre-Closing Tax Return is to be filed. Along with each Pre-Closing Tax Return that is provided to Buyer for its approval, Holder Representative shall provide a summary of all amounts, if any, (along with reasonable supporting detail) that Holder Representative believes is recoverable from the Indemnity Escrow Account with respect to such Tax Return. The Pre-Closing Tax Returns shall be prepared in a manner consistent with the most recent past practices of the Company and its Subsidiaries except as otherwise required by applicable Law. If Buyer objects to any item regarding a Pre-Closing Tax Return within fifteen (15) days of receipt of such Tax Return, the parties shall attempt in good faith to resolve any such objection. If any disagreement is not promptly resolved, either party may submit the matter to the Auditor to resolve such disagreement under the parameters described in Section 3.4(b). If the disagreement is not resolved within five (5) days of the filing date of such Tax Return, the Tax Return shall be filed as proposed by Buyer and will be amended, if necessary, based upon the decision of the Auditor (with amounts subject to indemnification from the Indemnity Escrow Account under Section 8.5(a) in respect of such Tax Return (if any) released promptly after the Auditor has made its determination (but not until after the Auditor has made such determination)). Buyer shall cooperate with and file any Tax Return prepared by the Holder Representative consistent with the terms of this Section 8.5(b).

(ii) Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries with respect to Straddle Periods and all Tax Returns of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods other than Tax Returns to be prepared by the Holder Representative pursuant to Section 8.5(b)(i) (“Buyer Tax Returns”), at its own expense; provided, however, that Buyer shall provide a copy of such Buyer Tax Return to the Holder Representative together with supporting working papers for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least thirty (30) calendar days prior to the date (taking into consideration extensions to file) on which such Buyer Tax Return is to be filed. Along with each Buyer Tax Return that is provided to the Holder Representative for its approval, Buyer shall provide a summary of all amounts, if any, (along with reasonable supporting detail) that Buyer believes is recoverable from the Indemnity Escrow Account with respect to such Tax Return. The Buyer Tax Returns shall be prepared in a manner consistent with the most recent past practices of the Company and its Subsidiaries except as otherwise required by applicable Law. If the Holder Representative objects to any item regarding a Buyer Tax Return within fifteen (15) days of receipt of such Buyer Tax Return, the parties shall attempt in good faith to resolve any such objection. If any disagreement is not promptly resolved, either party may submit the matter to the Auditor to resolve such disagreement under the parameters described in Section 3.4(b). If the disagreement is not resolved within five (5) days of the filing date of such Buyer Tax Return, the Buyer Tax Return shall be filed as proposed by Buyer and will be amended, if necessary, based upon the decision of the Auditor (with amounts subject to indemnification from the Indemnity Escrow Account under Section 8.5(a) in respect of such Tax Return (if any) released promptly after the Auditor has made its determination (but not until after the Auditor has made such determination)). Prior to the Closing, the Company and its Subsidiaries shall reasonably cooperate to take such actions so as to allow Buyer to file Buyer Tax Returns (including any such Buyer Tax Returns that are due promptly after the Closing) consistent with timing requirements under applicable Law.

(c) For purposes of determining the treatment of Taxes attributable to a Straddle Period in Closing Date Net Working Capital, the Taxes attributable to the portion of a Straddle Period ending on and including the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date for which such Tax is applicable and the denominator of which is the number of days in the entire Straddle Period for which such Tax is applicable and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed on a closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.

(d) Buyer shall not take any action on the Closing Date but after the Closing outside the ordinary course of business that could affect the determination of any current Tax assets or current Tax liabilities taken into account in the determination of the Price Components or amounts recoverable from the Indemnity Escrow Account pursuant to Section 8.5(a). No election in connection with Section 336 or 338 of the Code shall be made in connection with the transactions contemplated by this Agreement. Without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Tax Law, Buyer shall not amend any Tax Return with respect to a Pre-Closing Tax Period, make any election (or fail to take any action that is consistent with the past practices of the Company and its Subsidiaries) that would have retroactive effect to a Pre-Closing Tax Period, or take any other action with respect to Taxes that could adversely affect any Pre-Closing Holder in its capacity as such. Any deductions attributable to any Company Transaction Expenses, Funded Debt, or liabilities included in Closing Date Net Working Capital, or any other expenses paid by the Company or its Subsidiaries prior to 11:59 on the Closing Date or otherwise economically borne by the Pre-Closing Holders shall: (i) be taken into account and treated as attributable to Pre-Closing Tax Periods to the extent permitted by Law for purposes of determining Tax assets and liabilities includible in the determination of the Merger Consideration; and (ii) be reported on applicable Tax Returns with respect to the Company and its Subsidiaries as attributable to Pre-Closing Tax Periods to the extent permitted by Law.

(e) At or prior to the Closing, the Company shall deliver to the Holder Representative and to Buyer a certification dated as of the Closing Date that meets the requirements of Section 1445(b)(3) of the Code to the effect that the Company is not and has not been during the applicable period a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, together with a duly executed notice (as described in Treasury Regulations Section 1.897.2(h)) of such certification to the Internal Revenue Service (and such certification and notice in a form acceptable to Buyer); provided, however, that Buyer’s only remedy for any failure to deliver such a certification shall be to make any withholding required by applicable Law as a result of such failure pursuant to Section 3.7.

(f) Buyer and the Holder Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns (including with respect to the preparation of Pre-Closing Tax Returns by the Holder Representative pursuant to Section 8.5(b)(i)), the handling of Tax Contests and any other Tax matters relating to the Company and its Subsidiaries. Such cooperation shall include the retention and provision of relevant records and making relevant employees and service providers available to the other party on a reasonable basis.

(g) Whenever any Taxing Authority sends a notice of any audit, initiates an examination of the Company or any of its Subsidiaries, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes (each, a “Tax Contest”) with respect to any:

(i) Pre-Closing Tax Period (excluding a Straddle Period) for which Buyer could potentially make a claim for indemnification from the Indemnity Escrow Account, Buyer shall promptly inform the Holder Representative and the Holder Representative shall have the right to control any resulting proceedings (with any costs associated with such proceedings being reimbursable from the Indemnity Escrow Account) and, subject to the immediately following sentence, to determine whether and when to settle any such Tax Contest; provided, however, that the Holder Representative shall keep Buyer apprised of all developments relating to any such Tax Contest and shall conduct the defense of any such Tax Contest diligently and in good faith. The Holder Representative shall not settle, compromise and/or concede any portion of a Tax Contest if such settlement, compromise and/or concession would have an adverse impact on Buyer, affiliates of Buyer, the Company or any its Subsidiaries for any Post-Closing Tax Period, including the portion of a Straddle Period beginning on the day after the Closing Date, without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If, with respect to any Tax Contest for which it has exercised its right of control under this Section 8.5(g)(i), the Holder Representative fails diligently to defend or prosecute such Tax Contest to a final determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax proceeding (with any reasonable costs associated with such proceedings that pertain to Taxes for which Buyer is entitled to indemnification hereunder being reimbursable from the Indemnity Escrow Account). With respect to any Tax Contest for which the Holder Representative exercised its right of control under Section 8.5(g)(i) but which the Holder Representative failed to diligently defend or prosecute to a final determination, Buyer shall have full control of such defense or prosecution of such proceedings, including any settlement or compromise thereof.

(ii) For a Tax Contest (other than a Tax Contest described in clause (i) that Buyer has elected to control) for which Buyer could potentially make a claim for indemnification from the Indemnity Escrow Account (for example, a Tax Contest regarding a Straddle Period) Buyer shall have the right to control any resulting proceedings and, subject to the immediately following sentence, to determine whether and when to settle any Tax Contest; provided, however, that Buyer shall keep the Holder Representative apprised of all developments relating to any such Tax Contest and the Holder Representative shall have the right to participate in such Tax Contest at its own expense. Buyer shall not settle, compromise and/or concede any Tax Contest (other than a Tax Contest described in the final sentence of Section 8.5(g)(i)) that it controls if such settlement, compromise and/or concession would have any adverse impact on the Pre-Closing Holders for a Pre-Closing Tax Period or give rise to an amount recoverable from the Indemnity Escrow Account without the consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) The provisions of this Section 8.5(g) and not the provisions of Section 12.5, shall govern the conduct of Tax Contests.

(h) Fifty percent (50%) of all Transfer Taxes shall be includible as a Company Transaction Expense. Buyer shall pay all Transfer Taxes when due. The party responsible for the payment of any Transfer Tax under applicable Law shall prepare and file such Tax Return at such party’s sole expense.

(i) Notwithstanding anything else in this Agreement (including the limitations included in Section 6.1), prior to the Closing, the Company shall be entitled to consummate a partial redemption of equity securities of the Company with any cash of the Company and its Subsidiaries (including any proceeds received in connection with Pre-Closing EV Transfer). The Parties agree that, if the Company elects to consummate such a partial redemption, such redemption will be treated for Tax purposes as part of an integrated transaction with the sale of the Units pursuant to this Agreement that qualifies for sale and exchange treatment under the principles of Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954), and the Parties will not (and shall cause their Affiliates not to) take any position inconsistent with such treatment for Tax purposes, unless required to do so by a determination (within the meaning of Section 1313(a) of the Code).

(j) The indemnification provisions contained in Section 8.5(a) shall terminate on the one-year anniversary of the Closing Date, and in no event will any Buyer Indemnitee have any recourse against any Pre-Closing Holder with respect to any indemnity claim made pursuant to Section 8.5(a) except for claims made against amounts held in the Indemnity Escrow Account. Notwithstanding anything else contained herein, no Buyer Indemnitee shall be entitled to make a claim under Section 8.5(a) with respect to a third party claim regarding Taxes until it has commenced litigation, received a notice of deficiency, or received written notice of an audit or other assessment pertaining to Taxes.

(k) At least thirty (30) days prior to the Closing Date, the Holder Representative shall deliver to Buyer a good faith estimate of the unpaid current income Tax liabilities of the Company and its Subsidiaries (including those liabilities related to the Pre-Closing EV Transfer) as of the Closing Date (the “Income Tax Accrual Amount”), together with reasonable accompanying work papers and any other supporting documentation or information that Buyer may reasonably request, for Buyer’s review. The Company shall cause its employees and its tax advisors who were responsible for the estimate of the Income Tax Accrual Amount to answer reasonable questions that Buyer or its tax advisors may raise regarding such estimate. If Buyer raises an objection to the Income Tax Accrual Amount, Buyer and the Company shall negotiate in good faith to resolve all objections prior to the Closing. Any Income Tax Accrual Amount as agreed to by the parties shall be included in the Estimated Closing Date Net Working Capital; provided, however, that if the Parties are not able to reach agreement regarding the Income Tax Accrual Amount, (i) in no event shall any such failure to reach agreement delay (or give any Party a right to delay) the Closing; and (ii) the amount of unpaid current income Tax liabilities of the Company and its Subsidiaries reflected in the Estimated Closing Date Net Working Capital shall be as proposed by the Company in the Closing Statement. For the avoidance of doubt, (A) the Income Tax Accrual Amount may be further adjusted in the determination of Closing Date Net Working Capital pursuant to Section 3.4 and (B) nothing in this Section 8.5(k) shall affect or limit in any way the rights and obligations of the Parties pursuant to either Section 8.5(a) or Article XII.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permissible by all applicable Law) in writing by all of such parties:

(a) All applicable waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

(b) All other necessary permits, approvals, clearances, and consents of or filings with the Governmental Authorities listed on Schedule 9.1(b) shall have been procured or made, as applicable.

(c) There shall not be in force any injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the Merger.

(d) The Merger Consent shall have been validly obtained under the Act and the Company’s certificate of formation and limited liability company agreement.

9.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a) (i) Each of the representations and warranties of the Company contained in Article IV other than the Fundamental Representations (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Material Adverse Effect”) shall be true and correct at and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company, and (ii) the Fundamental Representations shall be true and correct in all material respects (except, with respect to the Fundamental Representations set forth in Section 4.6 (Capitalization of the Company), for de minimis changes or changes arising as a result of actions permitted to be taken in accordance with the terms of this Agreement) at and as of the Closing Date, as if made anew at and as of that date, except with respect to Fundamental Representations which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date.

(b) Each of the covenants of the Company or the Holder Representative to be performed at or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d) Since the date of this Agreement, there has been no Material Adverse Effect.

9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties in Article V shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties (i) are qualified by the term “material,” “materially,” “Material Adverse Effect” or other similar qualifications, in which case such representations and warranties (as so written, including the term “material,” “materiality,” “Material Adverse Effect” or other similar qualifications) shall be true and correct in all respects at and as of the Closing Date and (ii) specifically related to an earlier date, in which case such representations and warranties shall only be true and correct as of such earlier date, except for inaccuracies or omissions as to matters that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer or Merger Sub to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement.

(b) Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

9.4 Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Buyer or Merger Sub, on the other hand, respectively, to (i) use commercially reasonable efforts to consummate the Merger and the transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.

ARTICLE X.
TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Holder Representative and Buyer;

(b) prior to the Closing, by written notice to the Company from Buyer if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of ten (10) days after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii) the Closing has not occurred on or before August 1, 2019 (subject to (A) Section 13.14 and (B) the proviso to this clause (ii), the “Termination Date”), unless Buyer’s or Merger Sub’s breach is a reason for the Closing not occurring on or before such date, provided, however, that if the conditions set forth in Section 9.1(a) or 9.1(b) (or, with respect to matters addressed in such Sections, Section 9.1(c)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by the Company in writing to a date not beyond September 30, 2019;

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(c) prior to the Closing, by written notice to Buyer from the Company if:

(i) (A) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of ten (10) days after receipt by Buyer of notice from the Company of such breach, but, in each case, only as long as Buyer continues to use its reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) Buyer or Merger Sub has failed to consummate the transactions contemplated by this Agreement within one (1) Business Day following the date the Closing should have occurred pursuant to Section 2.3;

(ii) the Closing has not occurred on or before the Termination Date, unless the Company’s willful breach is a reason for the Closing not occurring on or before such date; or

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders or members, other than the liability of the Company, Holder Representative, Buyer or Merger Sub, as the case may be, for any Fraud in the making of the respective representations and warranties set forth herein or intentional and willful breach of this Agreement (in each case, as finally determined by a court of competent jurisdiction) occurring prior to such termination, except that the provisions of Section 10.2, Article X, Article XI, Article XIII and the Confidentiality Agreement, shall survive any termination of this Agreement. The Parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the Company, the holders of Units or Options (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party or, as provided in Section 10.3, the Termination Date Holders in respect of Units and, to the extent applicable, Options, as the case may be.

10.3 Entitlement to Damages.

(a) The parties hereto acknowledge and agree that, in the event of a termination of this Agreement, to the extent Buyer or Merger Sub are required to pay damages in an amount that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Holder Damages”) represents an amount of damages payable in respect of losses suffered by the Termination Date Holders in respect of shares of Units and, to the extent applicable, Options. Accordingly, in the event damages are payable pursuant to this Article X, the Holder Representative shall, in its sole and absolute discretion, determine the extent, if any, to which such damages constitute Holder Damages, and, to the extent the Holder Representative notifies Buyer of such determination, Buyer or Merger Sub, as applicable, shall pay such Holder Damages to the Holder Representative, for the account of, and as agent to, the Termination Date Holders, to one or more accounts designated in writing by the Holder Representative and the portion of such damages otherwise payable directly to the Company pursuant to Section 10.3(a) shall be reduced by the amount of such payment to the Holder Representative.

(b) On or prior to the date the Holder Damages are paid to the Holder Representative in accordance with Section 10.3(a), or as promptly as practicable thereafter, the Board of Managers of the Company will determine in good faith which, if any, Options which would have been In the Money Options as of the Effective Time should be deemed to be “Damaged Options” for the purposes of determining the Termination Date Holders and each Termination Date Holder’s Termination Percentage. For the purposes of this Agreement, each Person who holds one or more Units or Damaged Options as of 11:59 p.m. (Eastern time) on the date on which this Agreement is terminated shall be deemed to be a “Termination Date Holder”.

(c) Promptly after the later of (i) the determination in accordance with Section 10.3(b) of which, if any, Options are Damaged Options and (ii) the payment of the Holder Damages to the Holder Representative in accordance with Section 10.3(a)), the Holder Representative shall distribute the Holder Damages to the Termination Date Holders, pro rata in accordance with their respective Termination Percentages, subject to any applicable withholding; provided, however, that payment of any Holder Damages in respect of a Damaged Option granted to a Termination Date Holder who was an employee or independent contractor of the Company or any of its Subsidiaries subject to Section 409A of the Code at any time during the taxable year of such employee or independent contractor in which such Damaged Option was granted shall in all events be subject to the Termination Date Holder’s continued employment with the Company or its Subsidiaries through the date on which Holder Damages are distributed and any Holder Damages not distributed with respect to a Damaged Option by reason of this proviso (such a Damaged Option, an “Excluded Damaged Option”) shall be distributed among all other Termination Date Holders pro rata in accordance with their respective Termination Percentages as determined without regard to any Excluded Damaged Options. For the purposes of this Agreement, “Termination Percentage” means, with respect to any Termination Date Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Units held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement and (B) the number of Units issuable upon the exercise in full of any Damaged Options held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, divided by (y) (i) the sum of the aggregate number of Units held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, plus (ii) the aggregate number of Units issuable upon the exercise in full of all Damaged Options held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement.

(d) The Company, Buyer and Merger Sub acknowledge and agree that the agreements contained in Section 10.2 and this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Merger Sub nor the Company would enter into this Agreement.

ARTICLE XI.
HOLDER REPRESENTATIVE

11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Units and the Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated Carlyle Equity Opportunity GP, L.P. as the initial Holder Representative, and approval of this Agreement by the holders of Units shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Units immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Units or any of the holders of Options.

11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Representative Expenses and to pay such Holder Representative Expenses in accordance with Section 3.5, (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders and (iii) in connection with a termination of this Agreement, determine the Holder Damages, if any, and collect and distribute (and withhold from, if applicable) such Holder Damages in accordance with Section 10.3. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Buyer, the Company or any holder of Units or Options with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.5 or Section 10.3 and has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.5 or Section 10.3, released from the Escrow Account for the benefit of Pre-Closing Holders or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 or Section 10.3 exceed the Holder Representative Expenses, prior to the release of the Escrow Amount, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Pre-Closing Holders; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount otherwise become payable to Buyer.

ARTICLE XII.
INDEMNIFICATION

12.1 Survival. The representations, warranties, covenants and agreements of the Company, on the one hand, and Buyer and Merger Sub, on the other hand, contained in this Agreement will survive the Closing Date but only to the extent specified below:

(a) All representations and warranties in this Agreement will terminate on the date that is 12 months following the Closing Date (the “Representation Expiration Date”).

(b) None of the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing shall survive the Closing. All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive in accordance with their respective terms (the “Covenant Expiration Date”).

(c) Notwithstanding the above, all claims on or prior to the Representation Expiration Date and the Covenant Expiration Date set forth above and the indemnity with respect thereto, will survive the time at which such claim would otherwise terminate pursuant to this Section 12.1 if written notice asserting a claim for recovery under Section 12.2 or Section 12.3 as applicable, and specifying the details of the inaccuracy or breach giving rise to such claim, shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with the notice provisions of this Article XII.

12.2 Indemnification by Buyer. Subject to Section 12.4, from and after the Closing, Buyer shall defend, indemnify and hold harmless the Holder Representative and the Pre-Closing Holders and their respective Affiliates and their and their successors and permitted assigns, and all of their respective officers, employees, directors, stockholders, agents, advisors and representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred by any of the Seller Indemnitees following the Closing to the extent arising out of or as a result of (a) any breach of the representations and warranties of Buyer or Merger Sub contained in this Agreement or (b) any breach of the covenants or agreements of Buyer or Merger Sub contained in this Agreement.

12.3 Indemnification from Indemnity Escrow Account. Subject to Section 12.4, from and after the Closing, Buyer, its Affiliates (including the Surviving Company) and its and their successors and permitted assigns, and all of their officers, employees, directors, stockholders, agents, advisors and representatives (collectively, the “Buyer Indemnitees”) shall be entitled to indemnification solely from the Indemnity Escrow Funds for any and all Losses incurred by any of the Buyer Indemnitees following the Closing to the extent arising out of or as a result of (a) any breach of the representations and warranties of the Company contained in this Agreement or (b) any breach of the covenants or agreements of the Company or the Holder Representative contained in this Agreement. The indemnification under this Section 12.3 shall not apply to indemnity claims with respect to Taxes, which shall be governed solely by Section 8.5.

12.4 Certain Limitations.

(a) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 12.3 with respect to any claim for indemnification unless and until the aggregate amount of all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees exceeds $1,000,000 (the “Deductible”). The aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to indemnification pursuant to this Article XII will not exceed the Indemnity Escrow Amount (the “Cap”). The Indemnity Escrow Amount then remaining in the Indemnity Escrow Account shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 12.3. Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to any Losses resulting from Fraud.

(b) No individual Losses may be claimed by the Buyer Indemnitees with respect to any claim for indemnification pursuant to Section 12.3, unless the amount of such Losses, together with all other Losses arising out of the same facts and circumstances, exceeds $50,000 (the “De Minimus Basket”) (and such Losses that are less than the De Minimus Basket shall apply towards satisfaction of the Deductible). Notwithstanding the foregoing, the De Minimus Basket shall not apply to any Losses resulting from Fraud.

(c) No Buyer Indemnitee shall be entitled to indemnification for any Losses to the extent that such matter was included or reflected in the determination of the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses and the resulting Adjustment Amount derived therefrom in accordance with Section 3.4(d), such that a Buyer Indemnitee would have already been compensated for such Losses.

12.5 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party written notice thereof as soon as is reasonably practicable after the Indemnified Party becomes aware of such Third Party Claim. No delay in, or failure to give such notice will adversely affect any of the other rights or remedies of the Indemnified Party or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will, subject to the other provisions of this Section 12.5, have the right to participate in the defense of any Third Party Claim (and, subject to the limitations set forth in this Section 12.5, shall be entitled to elect to control and appoint lead counsel for such defense, in each case at its own expense, and to settle or compromise any such Third Party Claim if it gives written notice of its intention to control such defense to such Indemnified Party within thirty (30) days of the receipt of notice of such Third Party Claim), and the Indemnified Party will cooperate in good faith in such defense, provided, however, that the Indemnifying Party will not have the right to assume or maintain control of the defense of any Third Party Claim and shall pay from the Indemnity Escrow Account the fees and expenses of counsel retained by the Indemnified Party in connection therewith, to the extent: (i) such Third Party Claim is asserted directly by or on behalf of a Person that is a Material Customer or Material Supplier, (ii) the Indemnifying Party does not deliver the notice referred to in this Section 12.5(a) within the time period set forth herein, (iii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnifying Party, in the reasonable judgment of the Indemnified Party or any of its Affiliates, has failed or is failing to actively and diligently prosecute or defend such claim, (v) it is reasonably likely that the Indemnified Party (as opposed to the Indemnifying Party) will bear an amount of Losses with respect to such Third Party Claim that exceeds the amount remaining in the Indemnity Escrow Account (taking into account any other pending or resolved claims for indemnification (which for these purposes shall only include the amount of Losses with respect to Third Party Claims that are reasonable as to amount and merits, as determined jointly by Buyer and the Company, with each acting reasonably) and the sum of the actual and reasonably projected unpaid costs and expenses of the defense of all then unresolved indemnification claims made by Buyer pursuant to Article XII and the Third Party Claim which the Indemnifying Party then seeks to assume or maintain control of the defense of), (vi) Buyer or the provider of the R&W Policy is required to assume such defense pursuant to the terms of the R&W Policy, (vii) the Indemnifying Party’s assumption of the defense could reasonably be expected to cause the Indemnified Party to lose all or any portion of its coverage under any R&W Policy, or (viii) unless the Indemnifying Party expressly agrees in writing to be fully responsible, subject to the terms of this Article XII (including without limitation Section 12.4), for the Losses relating to such Third Party Claim; provided, however, that, unless otherwise specified in this Article XII, the Indemnified Party will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof as provided in this Section 12.5(a) and the fees and disbursements of such counsel will be at the expense of the Indemnified Party, provided, however, that, if in the reasonable opinion of outside counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to, or is not entitled to, compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 12.5(b) pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Party and Indemnified Party will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.7) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim; provided, that, all such access is during normal business hours and under conditions which shall not unreasonably interfere with the business and operations of such non-defending party.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 12.5(b). If the Indemnifying Party assumes control of the defense of any Third Party Claim pursuant to the provisions of Section 12.5(a), it will not agree to any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless such settlement (i) is solely for money damages in an amount less than the amount available for indemnification payments under the applicable terms of Section 12.4, (ii) does not include a finding or admission of wrongdoing or any violation of Law by the Indemnified Party or any Affiliated thereof and (iii) is accompanied by an unconditional release of all indemnifiable claims against the Indemnified Party.

(c) Direct Claims. Any action by an Indemnified Party on account of a loss that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party as soon as is reasonably practicable after such Indemnified Party becomes aware of such Direct Claim. No delay in, or failure to give such notice will adversely affect any of the other rights or remedies of the Indemnified Party or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. Within thirty (30) calendar days after being notified of any such Direct Claim, the Indemnifying Party will notify the Indemnified Party of whether or not such Indemnifying Party disputes its liability for such Direct Claim (any such notice disputing liability, a “Dispute Notice”). If the Indemnifying Party does not so notify the Indemnified Party that it disputes its liability for such Direct Claim within such thirty (30) calendar day period, the Direct Claim specified by such Indemnified Party in its notice to the Indemnifying Party thereof will be conclusively deemed to be a liability of the Indemnifying Party and the Indemnifying Party will be obligated to make payment therefor according to the provisions of Section 12.6, provided, however, that if the amount of such liability is not then determinable, the Indemnifying Party will be obligated to make payment therefor according to the provisions of Section 12.6 when the amount of such liability is agreed to by the Indemnifying Party and the Indemnified Party or is finally adjudicated. In the event that a Dispute Notice is delivered prior to the expiration of such thirty (30) calendar day period, then the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Dispute Notice. If the Indemnifying Party and the Indemnified Party agree to a resolution of such objection (or any portion thereof), then a memorandum setting forth the matters conclusively determined by the Indemnifying Party and the Indemnified Party shall be prepared and signed by both parties and such resolution shall be final and binding on the Indemnifying Party and the Indemnified Party for purposes of this Article XII. If no such resolution can be reached by the Indemnifying Party and the Indemnified Party during the thirty (30) calendar day period following the Indemnifying Party’s receipt of the Dispute Notice (or if resolution can only be reached on a portion of the matters set forth in such Dispute Notice), then upon the expiration of such thirty (30) calendar day period, either the Indemnifying Party or the Indemnified Party may bring suit to resolve the objection in accordance with Sections 13.6 and 13.13. Subject to the terms of this Article XII, upon the final resolution of any Direct Claim or any portion thereof in which Buyer is the Indemnified Party (whether as a result of the failure to deliver a Dispute Notice, the mutual agreement of the Indemnifying Party and the Indemnified Party or the determination of a court of competent jurisdiction in accordance with Sections 13.6 and 13.13) if cash remains in the Indemnity Escrow Account, then Buyer and Holder Representative shall promptly direct the Escrow Agent to distribute the amount of the applicable Losses from the Indemnity Escrow Account to Buyer in accordance with the terms of the Escrow Agreement.

12.6 Manner of Payment.

(a) Any indemnification pursuant to Section 12.3, shall be made as a payment to the Buyer Indemnitees solely from the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement and as set forth in Section 12.6(c) below.

(b) Any indemnification pursuant to Section 12.2 shall be made as a payment by Buyer to the relevant Seller Indemnitee.

(c) Any payment for indemnification pursuant to this Section 12.6(c) shall be effected by wire transfer of immediately available funds to the account or accounts designated by the Buyer Indemnitees or the Seller Indemnitees, as applicable, within ten (10) days after the final determination thereof.

12.7 Tax Treatment for Indemnification Payments. All indemnification payments made under this Agreement will be treated by the parties hereto as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

12.8 Materiality. For purposes of this Article XII, any inaccuracy in or breach of any representation or warranty, and the amount of Losses for which the Buyer Indemnitees or the Seller Indemnitees, as applicable, are entitled to indemnification pursuant to this Article XII, will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

12.9 Computation of Indemnifiable Losses.

(a) Any amount payable pursuant to Section 8.5(a) or this Article XII (i) shall be decreased to the extent of any insurance proceeds (less any reasonable related costs and expenses, including the aggregate cost of pursuing any related insurance claims) and Tax savings (determined on a “with and without” basis) that is actually received by the recipient of such amount (or its Affiliates) in respect of an indemnifiable Loss and (ii) shall be reduced by any recoveries actually received from third parties pursuant to indemnification or otherwise in respect thereto net of all costs and expenses incurred with respect to the receipt of such recoveries, in each case to avoid any duplicative recovery. For the avoidance of doubt, except with respect to the R&W Policy, no party hereto shall have any obligation to seek to recover or bring any action to obtain recovery from any insurance policy or third party in connection with making a claim under this Article XII.

(b) In any case where any insurance proceeds, Tax savings or indemnity payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to Section 8.5(a) or this Article XII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the reasonable costs and expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

12.10 R&W Policy. The R&W Policy shall include a provision whereby the R&W Policy Provider expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Company or its Affiliates, or any former or current general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of either of the foregoing with respect to any claim made by any insured thereunder (except for Fraud). No insured party under the R&W Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised without the prior written consent of the Holder Representative.

12.11 Indemnification Sole and Exclusive Remedy. Except with respect to claims to the extent based on Fraud, following the Closing, indemnification pursuant to this Article XII shall be the sole and exclusive remedy of the Parties and any Parties claiming by or through any Party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Buyer, Merger Sub, the Company, the Holder Representative or any Pre-Closing Holder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XII. Furthermore, Buyer, Merger Sub, the Company, the Holder Representative (on behalf of itself and the Pre-Closing Holders) acknowledge and agree that, except in the case of Fraud:

(i) the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(ii) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Action otherwise arising out of or related to the Merger and the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(iii) the provisions of and the limited remedies provided in this Article XII were specifically bargained for among the parties and were taken into account by the parties in arriving at the Merger Consideration (and the Per Fully-Diluted Merger Consideration);

(iv) after the Closing, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and

(v) the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction.

For the avoidance of doubt, any adjustments made to the Merger Consideration pursuant to Section 3.4 shall not be considered “remedies” for purposes of this Section 12.11 and shall not be limited by the terms of this Section 12.11.

ARTICLE XIII.
MISCELLANEOUS

13.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or Board of Managers, as applicable, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five Business Days following the date of posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the first Business Day following the date of dispatch if delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a) If to Buyer or Merger Sub, to:

c/o Meritor, Inc.
2135 W Maple Road
Troy, Michigan, 48084
Attention: April Miller Boise and Carl Anderson

with copies to:

Thompson Hine LLP
3900 Key Tower
127 Public Square
Cleveland, OH 44114
Attention: Anthony Kuhel, Jr.

(b) If to the Company, prior to the Closing, to:

CAX Parent, LLC
c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Attention: Adam Glucksman and Louise Dumican

with copies to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Paul F. Sheridan, Jr.

(c) If to the Holder Representative, to:

Carlyle Equity Opportunity GP, L.P.
c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Attention: Adam Glucksman and Louise Dumican

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Paul F. Sheridan, Jr.

or to such other address or addresses as the parties may from time to time designate in writing.

13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, (a) the Indemnified Persons and Other Indemnitors (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (b) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and III, (c) the Termination Date Holders are intended third party beneficiaries of the obligations of Buyer and Merger Sub hereunder and, in the event of a termination of this Agreement, the Holder Representative shall be entitled to enforce the right of the Termination Date Holders to recover for breach of such obligations under Sections 10.2 and 10.3; provided that only the Company and the Holder Representative (and not any Termination Date Holder) shall be entitled to enforce the right of the Termination Date Holders to recover for breach of such obligations under Sections 10.2 and 10.3, (d) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15 and, with respect to the foregoing related to the Company only, Section 13.1, (e) Prior Company Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 13.16, and (f) the provisions of Section 13.17 are intended to be for the benefit of, and shall be enforceable by, each Seller Releasee.

13.5 Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5) shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.4; provided, further, that Buyer shall pay (a) Transfer Taxes as provided for in Section 8.5(h), (b) 50% of the fees payable to the Antitrust Authorities, (c) 50% of the Run-Off Policy and (d) any amounts due with regard to the R&W Policy; provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Buyer shall pay all fees and expenses in connection with any financing arrangements regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries.

13.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including electronically-transmitted counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement, the Ancillary Agreements and that certain Confidentiality Agreement dated as of July 13, 2018 between Buyer and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Escrow Agreement and the Confidentiality Agreement.

13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the member of the Company shall not restrict the ability of the Board of Managers of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.10 to the extent permitted under the Act.

13.11 Publicity. The Company and Buyer agree that, except as otherwise required by Law, including federal and state securities laws and stock exchange requirements, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that each party hereto and its Affiliates shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby (a) to its respective customers, suppliers, employees, lenders and advisors who (in the reasonable opinion of such party) have a need to know such information and who agree to keep such information confidential or are otherwise bound to confidentiality; and (b) in connection with customary announcements such as earnings calls which do not contain information that is not otherwise publicly available, in each case without the other parties’ consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date of this Agreement and a joint press release to be issued on the Closing Date. The Company and Buyer and Merger Sub agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.11 or such confidentiality obligations by the recipients of its disclosure). Subject to the terms of the Confidentiality Agreement, the Company and Buyer further acknowledge and agree that (x) the Company may disclose such terms and the existence of this Agreement and the transactions contemplated hereby (and may provide a copy of this Agreement) to its direct and indirect equityholders and (y) Carlyle Investment Management L.L.C. may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising and reporting activities.

13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13 Jurisdiction; Waiver of Jury Trial.

(a) ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN THE DELAWARE CHANCERY COURT (OR, IF THE DELAWARE CHANCERY COURT SHALL BE UNAVAILABLE, ANY OTHER COURT OF THE STATE OF DELAWARE OR, IN THE CASE OF CLAIMS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF THE PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION, IN EACH CASE, TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 13.13(a).

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.13(b).

13.14 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent the Company brings an Action to enforce specifically the obligations of Buyer and/or Merger Sub to consummate the transactions contemplated hereby or to comply with any covenant of Buyer or Merger Sub contained herein (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action. The Parties further agree that, notwithstanding anything to the contrary in this Agreement, in the event that (A) this Agreement is terminated by the Company pursuant to Section 10.1(c)(i) and (B) the Holder Damages are paid pursuant to Section 10.3, then in no event shall the Company be entitled to seek or receive specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement against Buyer (including the obligation to consummate the Closing or pay the amounts contemplated by Article III). In such instances, the Holder Damages shall be the Company’s sole and exclusive remedy.

13.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate or agent, attorney, advisor or representative of any such Person or any of its Affiliates shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.16 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Holder Representative, one or more Pre-Closing Holders, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) (provided that such waiver and non-assertion will only apply to such representation(s) and will not apply to any subsequent representation unrelated to a Post-Closing Matter), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may (i) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (ii) be currently representing Buyer, the Company or any of their respective Affiliates.

(b) Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by such Designated Persons and asserted by the Holder Representative on their behalf, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 13.16(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. For the avoidance of doubt, in the event that a dispute arises between one or more of Buyer, the Company and their respective Affiliates, on the one hand, and any of the Designated Persons, on the other hand, then the Company shall make available to the Holder Representative, acting on behalf of the applicable Designated Persons, all books and records of the Company and its Subsidiaries relevant to the dispute, and the Company shall (and shall cause its Affiliates to) waive any Pre-Closing Privileges of the Company or its Affiliates applicable to such books and records. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Holder Representative, acting on behalf of the applicable Designated Persons (which consent will not be unreasonably withheld, conditioned or delayed).

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege relating to the transactions contemplated hereby (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the Holder Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company or any of its Subsidiaries. Absent the prior written consent of the applicable Holder Representative, neither Buyer nor (following the Closing) the Company shall have a right of access to Privileged Materials.

(d) Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 13.16 shall be irrevocable, and no term of this Section 13.16 may be amended, waived or modified, without the prior written consent of the Holder Representative, acting on behalf of the applicable Designated Person, and Prior Company Counsel affected thereby.

13.17 Release.

(a) Effective as of the Closing, Buyer, for itself, the Company, each Subsidiary of the Company, each such Person’s respective Affiliates and each such Person’s respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all Actions, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, and causes of action of whatever kind or nature, whether known or unknown, that any of the Buyer Releasors has, might have or might assert now or in the future, against any member of the Company, any of their Affiliates, its and their respective successors, assigns, officers, directors, managers, partners and employees or any such Person’s respective heirs or executors (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type related to the Company or any of its Subsidiaries, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 13.17(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party to the extent arising out of this Agreement. Buyer shall, and shall cause the Company and its Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Seller Releasee based upon any matter released pursuant to this Section 13.17(a).

(b) Effective as of the Closing, each Member, for itself, each such Member’s respective Subsidiaries and each such Person’s respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Member Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all Actions, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, and causes of action of whatever kind or nature, whether known or unknown, that any of the Member Releasors has, might have or might assert now or in the future, against the Company, Merger Sub, Buyer, any of their Affiliates, its and their respective successors, assigns, officers, directors, managers, partners and employees or any such Person’s respective heirs or executors (in each case in their capacity as such) (each, a “Buyer Releasee”), as a right of contribution to the extent arising out of, based upon or resulting from its status as an equityholder in the Company prior to the Closing; provided, however, that nothing contained in this Section 13.17(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party to the extent arising out of this Agreement. Member Releasors shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Buyer Releasee based upon any matter released pursuant to this Section 13.17(b).

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MERITOR, INC.

By:	/s/ Carl Anderson
Name: Carl Anderson
Title: Senior Vice President and Chief Financial Officer

JANUS MERGER SUB, LLC

By:	/s/ Paul Bialy
Name: Paul Bialy
Title: Vice President and Controller

CAX PARENT, LLC

By:	/s/ William A. Gryzenia
Name: William A. Gryzenia
Title: Chief Executive Officer and President

CARLYLE EQUITY OPPORTUNITY GP, L.P., solely
in its capacity as the Holder Representative

By: CARLYLE EQUITY OPPORTUNITY GP, L.L.C.,
its general partner

By:	/s/ Aditya Narain
Name: Aditya Narain
Title: Authorized Signatory

[Signature Page to the Merger Agreement]